SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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ProAssurance Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy statement, if Other Than the Registrant)

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PROASSURANCE CORPORATION

100 Brookwood Place

Birmingham, Alabama 35209

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held May 28, 2014

To our Stockholders:

The Annual Meeting of Stockholders of ProAssurance Corporation (“ProAssurance”) will be held at 9:00 a.m., Central Daylight Time, on Wednesday, May 28, 2014, on the 5th floor of the headquarters of ProAssurance, located at 100 Brookwood Place, Birmingham, Alabama 35209, for the following purposes:

(1)	To elect three (3) directors of ProAssurance, as Class I directors, to serve until the 2017 annual meeting and until their successors are elected and qualified;

(2)	To ratify the appointment of Ernst & Young LLP as independent auditors;

(3)	An advisory vote to approve the compensation of our named executive officers disclosed in this proxy statement; and

(4)	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The Board of Directors set March 31, 2014 as the record date for the annual meeting. You are entitled to notice of, and to vote at, the annual meeting only if you were a holder of record of shares of ProAssurance’s Common Stock at the close of business on the record date. The stock transfer books will not be closed.

We may adjourn the annual meeting without notice other than announcement at the meeting or adjournments thereof, and any business for which notice is hereby given may be transacted at any such adjournment.

We have provided details concerning those matters to come before the annual meeting in the accompanying proxy statement. Whether you plan to attend the annual meeting or not, please sign, date and return the enclosed proxy card in the envelope provided. Returning your proxy card does not deprive you of your right to attend the annual meeting and to vote your shares in person.

A copy of ProAssurance’s Annual Report to the Stockholders for the year ended December 31, 2013, is enclosed, and is also available in the “Investor Relations” section of our website at www.ProAssurance.com. We hope you will find it informative.

By order of the Board of Directors,

Jeffrey P. Lisenby

Secretary

April 16, 2014

PROASSURANCE CORPORATION

100 Brookwood Place

Birmingham, Alabama 35209

PROXY STATEMENT

Annual meeting of Stockholders

to be held May 28, 2014

INTRODUCTION

We are furnishing this proxy statement and proxy card to the stockholders of ProAssurance Corporation, which we sometimes refer to as “ProAssurance” or the “Company,” on behalf of ProAssurance’s Board of Directors on or about April 16, 2014. Our Board of Directors is soliciting your proxy to vote your shares at the annual meeting of ProAssurance’s stockholders to be held at 9:00 a.m., Central Daylight Time, on Wednesday, May 28, 2014, on the 5th floor of our headquarters located at 100 Brookwood Place, Birmingham, Alabama 35209, or at any adjournment or postponement thereof.

What is a proxy?

A proxy is a person or persons whom you designate to vote your stock. If you designate someone as your proxy in a written document, that document is called a proxy card.

Who pays for the proxy solicitation?

ProAssurance will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the annual meeting. Certain of our directors, officers or employees may solicit your proxy and they will receive no additional compensation for such solicitation. We will reimburse brokers and other nominees for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.

What is the purpose of the annual meeting?

As outlined in the meeting notice, at the annual meeting the stockholders will be asked to elect three (3) members to the Board of Directors of ProAssurance, as Class I directors, to serve until the 2017 annual meeting, and to ratify the appointment of Ernst & Young LLP as independent auditors. Additionally, stockholders will be asked to cast an advisory vote on the approval of our executive compensation as disclosed in this proxy statement.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends a vote FOR electing all nominees for director (Proposal 1); FOR ratifying the appointment of Ernst & Young LLP as our independent auditors (Proposal 2); and FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement (Proposal 3).

What is the record date and what does it mean?

The Board of Directors set March 31, 2014 as the record date for the annual meeting. You are entitled to notice of and to vote at the annual meeting if you own shares as of the close of business on our record date.

How many shares are entitled to vote at the annual meeting?

At the close of business on the record date there were 62,146,770 issued shares of our common stock, par value $0.01 per share (“Common Stock”). Of that amount, we hold 2,631,889 shares as treasury shares that cannot be voted at the meeting. You are entitled to one vote in person or by proxy on all matters properly to come before the annual meeting for each share of our Common Stock that you own on the record date.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of one-third of the shares of Common Stock entitled to vote at the meeting will constitute a quorum to conduct business at the annual meeting. Proxies received but marked as abstentions and “broker non-votes” (which occur when shares held by brokers or nominees for beneficial owners are not voted on a matter) will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

If you are a record owner of our Common Stock you may vote your shares by attending the meeting and voting in person or you may appoint a proxy to vote your shares on matters properly presented at the annual meeting in any of three ways:

•	by signing and returning the enclosed proxy card in the enclosed envelope; or

•	by using the internet in accordance with instructions on the proxy card; or

•	by using a touchtone telephone and following the instructions on the enclosed proxy card.

If you properly cast your vote, and your vote is not subsequently revoked, your vote will be voted in accordance with your instructions. Stockholders appointing proxies via the internet and by telephone should understand that there may be costs associated with proxy appointments in such manners, such as usage charges from internet access providers and telephone companies, which must be borne by the stockholder.

How do I vote if my shares are in “street name?”

If you hold shares in “street name” (that is, through a bank, broker or other nominee), your shares must be voted in accordance with instructions provided by the nominee. If your shares are held in the name of a nominee and you would like to attend the annual meeting and vote in person, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the annual meeting.

How do I know if I hold my shares in “street name?”

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares, and your shares are considered held in “street name.” However, if your shares are registered directly in your name with our transfer agent, you are considered the stockholder “of record” of those shares.

How do I appoint my proxy on the internet?

You can appoint your proxy at www.proxyvote.com, regardless of how you hold your shares. You will need to have the Control Number from your proxy notice or proxy card available.

Will my proxy appointment on the internet be secure and accurate?

The internet and telephone procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. We have been advised that the internet and telephone procedures that have been made available to you are consistent with the requirements of applicable law.

What is the deadline for submitting my proxy?

Proxy appointments must be received by 11:59 p.m., Central Daylight Time, on May 27, 2014. Submitting your proxy via the internet or by telephone will not affect your right to vote in person should you decide to attend the annual meeting.

Can I revoke my proxy?

Yes. You may revoke your proxy prior to the annual meeting by either (i) submitting to ProAssurance a properly executed proxy bearing a later date, (ii) by providing different telephone or internet instructions at a later date or in person at the meeting, or (iii) by giving written notice of revocation to the Secretary of ProAssurance. The mailing address of ProAssurance is P.O. Box 590009, Birmingham, Alabama 35259-0009, and the street address is 100 Brookwood Place, Birmingham, Alabama 35209.

Are the materials for the annual meeting available on the internet?

Yes. The materials for ProAssurance’s 2014 Annual Meeting of Stockholders (the 2013 Annual Report to the Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2013, proxy statement and proxy card) are available on the internet at www.proxyvote.com. Our proxy statement and proxy card for the annual meeting and our 2013 Annual Report also will be available through the “Investor Relations” section of our website at www.ProAssurance.com until at least
May 27, 2015. Our Annual Report to the Stockholders and Annual Report on Form 10-K, and other materials on our website are not proxy soliciting materials.

How do I receive a printed copy of the materials for the annual meeting?

You may obtain a printed copy of this proxy statement, our 2013 Annual Report to the Stockholders and 2013 Annual Report on Form 10-K (including the financial statements and financial statement schedules but without exhibits) without charge by contacting Frank B. O’Neil at our address shown above, by telephone at (205) 877-4400 or (800) 282-6242, or by e-mail at Investor@ProAssurance.com. Copies of exhibits to the Annual Report on Form 10-K will be provided upon specific request subject to a charge to cover the cost of producing the copies. You may also request a copy through www.proxyvote.com using your Control Number.

How can I get information or documents regarding corporate governance at ProAssurance?

Our Board of Directors has adopted charters for our Audit Committee, Compensation Committee, and Nominating/Corporate Governance Committee, as well as Corporate Governance Principles and our Code of Ethics and Conduct. All of these documents and policies are available in the Corporate Governance section of our website, www.ProAssurance.com. Printed copies of our committee charters, Corporate Governance Principles, and Code of Ethics and Conduct may be obtained by contacting Frank B. O’Neil, Senior Vice President, ProAssurance Corporation, either by mail at P.O. Box 590009, Birmingham, Alabama 35259-0009, by telephone at (205) 877-4400 or (800) 282-6242 or by e-mail at Investor@ProAssurance.com.

SOLICITATION BY BOARD OF DIRECTORS

Our Board of Directors is soliciting your proxy to vote at the 2014 annual meeting. In addition to the solicitation of proxies by mail and the internet, solicitation may be made by certain of our directors, officers or employees telephonically, electronically or by other means of communication. We have not retained a proxy solicitor to assist in the solicitation of proxies, but if we decide to do so we will pay for the fees and other expenses of the solicitor.

PROPOSAL 1 — ELECTION OF DIRECTORS

The term for our Class I directors will expire at the 2014 annual meeting. The Board of Directors has nominated Samuel A. Di Piazza, Jr., Robert E. Flowers, M.D., and Ann F. Putallaz, Ph.D. for election to the Board of Directors at the 2014 annual meeting as Class I directors.

At the annual meeting, you will be asked to elect the following persons as Class I directors to hold office for terms ending at the annual meeting of stockholders to be held in 2017:

Samuel A. Di Piazza, Jr. (Age 63) has served as a director of ProAssurance since January 2014. Mr. Di Piazza most recently served as Vice Chairman of the Institutional Clients Group of Citibank from 2011 until his retirement in February. Prior to his service with Citibank, Mr. Di Piazza was a partner with PricewaterhouseCoopers LLP (and its predecessor, Coopers & Lybrand) for thirty years. During his tenure at PwC he served as the Global Chief Executive Officer of PricewaterhouseCoopers International Limited from 2002 to 2009. He also served as Chairman and Senior Partner at PricewaterhouseCoopers US, was a member of the firm’s Global Leadership Team, led the firm’s US and American Tax Practices, and led the local offices in Chicago, New York City, and Birmingham, Alabama. Mr. Di Piazza serves as a director for DIRECTV. Mr. Di Piazza is also a member of the Board of Trustees of Mayo Clinic and was appointed its Chairman in February 2014.

Robert E. Flowers, M.D. (Age 64) has served as a director of ProAssurance since June 2001 and became our lead director in May 2012. Prior to June 2001, Dr. Flowers served as a director of our insurance subsidiary, ProAssurance Indemnity Company, Inc. (formerly, The Medical Assurance Company, Inc.) from 1985 to 2001, and as a director of its former holding company, Medical Assurance, Inc. (1995-2001). Dr. Flowers practiced as a physician with Gynecology Associates of Dothan P.C., Dothan, Alabama, prior to his retirement in 2001.

Ann F. Putallaz, Ph.D. (Age 68) has served as a director of ProAssurance since June 2001. Prior to 2001, Ms. Putallaz served as a director of our predecessor, Professionals Group, Inc. (1996-2001), and as its Vice-Chairman (1999-2001). Ms. Putallaz received her Ph.D. in economics in 1974 and has served in various capacities for firms engaged in the investment management business since 1983. Ms. Putallaz is currently Principal of AFP Consulting, LLC. She retired from Munder Capital Management, an investment advisor to The Munder Funds, an open end investment company registered under the Investment Company Act of 1940 where she served as Director of Data & Communication Services.

The persons named in our board’s proxy card have advised us that, unless a contrary direction is indicated on your proxy card, they intend to vote the shares appointing them as proxies in favor of the named nominees. If the nominees should be unable to serve, and the Board of Directors knows of no reason to anticipate that this will occur, the persons named in the proxy card will vote for such other person or persons as may be recommended by our Nominating/Corporate Governance Committee and designated by the Board of Directors, or the Board of Directors may decide not to elect an additional person as a director. The persons named in the proxy card will have no authority to vote for the election of any person other than the nominees or their substitutes in the election of directors.

All of the nominees have been approved, recommended and nominated for election to the Board of Directors by our Nominating/Corporate Governance Committee and by our Board of Directors in accordance with our Corporate Governance Principles. In addition, all nominees have tendered their irrevocable conditional resignations in accordance with our By-Laws and Corporate Governance Principles, as further discussed below.

Our By-Laws require majority voting for the election of directors in uncontested elections (elections where the number of nominees is not greater than the number of directors to be elected). Directors in uncontested elections must receive a greater number of votes “for” his or her election than votes “withheld” from such election. Our By-Laws provide that directors in contested elections are elected under a plurality vote standard in which nominees receiving the most votes are elected, regardless of how many shares are voted against the nominee. A contested election is one in which there are more nominees than directors to be elected. The election of directors pursuant to this Proposal 1 is an uncontested election.

With respect to the election of directors, you may vote for all of the nominees or withhold authority to vote for any or all of the nominees. The New York Stock Exchange (“NYSE”) prohibits brokers from voting uninstructed shares in a proposal relating to, among other corporate governance items, the majority voting of directors. As a result, if you hold your shares in “street name” with your broker and you do not specifically instruct your broker how to vote on the election of the directors, your broker will not vote for you on Proposal 1 (election of directors). Because the vote required for Proposal I (election of directors) is a majority of the votes present in person or by proxy at the meeting and entitled to vote on the proposal, with “majority” meaning that the number of shares voted “for” a director’s election exceeds the number of shares voted “against” such director’s election, abstentions and broker non-votes will have no effect on the outcome of the voting on the proposal.

Under the laws of Delaware, ProAssurance’s state of incorporation, if an incumbent director is not elected, that director continues to serve as a “holdover director” until the director’s successor is duly elected and qualified, even if there are more votes “withheld” than cast “for” the director. As a result, the Board of Directors has adopted a policy that requires each nominee for election as a director to tender, as a condition to the Board of Directors’ nomination of that director, a written irrevocable resignation as a director to be effective after the annual meeting at which such person is nominated for election to the Board of Directors if the following conditions are satisfied: (1) such person is nominated as a director in an uncontested election; (2) such person receives a greater number of “withheld” votes from his or her election than votes “for” such election; and (3) such resignation is accepted by the Board of Directors. If any nominee in an uncontested election does not receive the required vote for election, the Board of Directors will decide whether to accept or reject the resignation previously tendered by such nominee. The Board of Directors may consider all factors it deems relevant in deciding whether to reject a tendered resignation, including, but not limited to, the following: (i) any stated reasons why stockholders withheld votes from such nominee, (ii) any alternatives for curing the underlying cause of the withheld votes, (iii) if the nominee is a current director, the director’s tenure, (iv) the nominee’s qualifications, (v) the nominee’s past and expected future contributions to ProAssurance, and (vi) the overall composition of the Board of Directors, including whether accepting the resignation would cause ProAssurance to fail to meet any applicable SEC or NYSE requirements. The Board of Directors is required to act on the resignation within ten days following certification of the stockholder vote indicating that such person received a greater number of “withheld” votes in the uncontested election. A director who is elected in an uncontested election but who received a greater number of “withheld” votes will serve as a director until the Board accepts such director’s resignation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE NOMINEES NOMINATED FOR ELECTION AS DIRECTORS BY THE BOARD OF DIRECTORS.

Board of Directors

Our Certificate of Incorporation provides that our Board of Directors is comprised of at least three and not more than twenty-four directors, as determined by the Board of Directors. The Certificate of Incorporation requires that our directors be divided into three classes as nearly equal as possible and that the directors serve staggered terms of three years. The remaining directors may fill any vacancies on the Board of Directors resulting from the death, resignation or removal of a director or from any increase in the number of directors. A director elected by the directors to fill a vacancy on the Board of Directors holds office until the next election of the class of directors for which such director has been chosen.

Two of the current Class I directors, Lucian F. Bloodworth and Drayton Nabers, Jr., will retire from the Board of Directors because of the age requirements in our By-Laws. On January 22, 2014, our Board of Directors increased the size of the Board by adding one director and elected Samuel A. Di Piazza, Jr. to fill that vacancy until the 2014 Annual Meeting. Mr. Di Piazza has been nominated for election as a Class I Director at the 2014 Annual Meeting. Mr. Di Piazza, if elected will fill one of the vacancies resulting from the retirement of Messrs. Bloodworth and Nabers. The Board of Directors has elected not to fill the other vacancies.

In addition to Mr. Di Piazza, the Board of Directors has nominated Robert E. Flowers, M.D. and Ann F. Putallaz, Ph.D. for election to the Board of Directors at the 2014 annual meeting as Class I directors as set forth above under the caption “Proposal 1 – Election of Directors.” Information regarding the nominees is set forth above and information regarding the directors continuing in office is set forth below, all of which was confirmed by them for inclusion in this proxy statement. Information regarding stock ownership by the nominees and continuing directors is set forth in the table under the caption “Beneficial Ownership of Our Common Stock” included elsewhere in this proxy statement.

Class II Directors Continuing in Office — Term Expiring in 2015

M. James Gorrie (Age 51) has served as a director ProAssurance since May 2012. Mr. Gorrie is the President and Chief Executive Officer of Brasfield & Gorrie, Inc. in Birmingham, Alabama, a construction firm with recent annual revenues in excess of $2 billion. He holds a B.S. in Building Science from Auburn University and serves as a Director of First Commercial Bank (a division of Synovus Bank, one of the largest community banks in the Southeast) and Energen Corporation in Birmingham, among other entities.

Frank A. Spinosa, D.P.M. (Age 59) has served as a director ProAssurance since May 2012. Dr. Spinosa is a board-certified podiatrist and is a partner and founder of Shelter Island Podiatry Associates in Shelter Island, New York. Dr. Spinosa serves as a member of the Board of Trustees and as President of the American Podiatric Medical Association and is a past President of the New York State Podiatric Medical Association. He has taught as an Associate Professor of Radiology at the New York College of Podiatric Medicine.

Anthony R. Tersigni, Ed.D., FACHE (Age 64) has served as a director ProAssurance since May 2012. Dr. Tersigni is the President and Chief Executive Officer of Ascension Health Alliance in St. Louis, Missouri, the parent holding company for Ascension Health. Ascension Health is the largest not-for-profit and the largest Catholic health system in the United States. Prior to the creation of the holding company organizational structure, Dr. Tersigni served as the President and Chief Executive Officer of Ascension Health for over 7 years. Dr. Tersigni holds a doctorate in the field of leadership and organizational development from Western Michigan University in Kalamazoo, Michigan, as well as honorary doctorates from the Aquinas Institute of Theology and St. Louis University.

Thomas A.S. Wilson, Jr., M.D. (Age 52) has served as a director of ProAssurance since May 2012. Dr. Wilson is a board-certified neurosurgeon with Neurosurgical Associates, P.C., in Birmingham, Alabama. He holds a B.S. in natural science and mathematics from Washington & Lee University and M.D. from Vanderbilt University. He completed an internship in general surgery and a residency in neurosurgery at Bowman Gray School of Medicine, Wake Forest University.

Class III Directors Continuing in Office — Term Expiring in 2016

William J. Listwan, M.D. (Age 71) has served as a director of ProAssurance since September 2006. Dr. Listwan was a member of the Board of Directors of ProAssurance Wisconsin Insurance Company, formerly Physicians Insurance Company of Wisconsin, Inc. from its organization in 1986 until its merger with ProAssurance in August 2006. Dr. Listwan practiced Internal Medicine with the Aurora Health Center in West Bend, Wisconsin, from July 1974 to April 2006. From April 2006 until July 2009 he practiced on the faculty of the Medical College of Wisconsin. He continues to teach medical students as a volunteer and currently holds an appointment as Associate Clinical Professor of Medicine at the Medical College. He has served as a member of the Board of Trustees of the Medical College of Wisconsin and was the President of Wisconsin Medical Society from 1992-1993. He currently works part time for Quad-Med, a subsidiary of Quad Graphics, Inc, in Milwaukee.

John J. McMahon, Jr., Esq. (Age 71) has served as a director of ProAssurance since February 2002. Mr. McMahon has served as Chairman of Ligon Industries, a manufacturer of waste water treatment equipment, aluminum castings and hydraulic cylinders, following his service as Chairman of the executive committee of McWane, Inc. in Birmingham, Alabama, from 1999 until December 31, 2005. Mr. McMahon currently serves as a director of Protective Life Corporation, a public insurance holding company based in Birmingham, Alabama and formerly served as a director of Alabama National BanCorporation and John H. Harland Company.

W. Stancil Starnes, Esq. (Age 65) was elected to the Board of Directors on September 2007 and serves as its Chairman. Mr. Starnes was appointed as Chief Executive Officer of ProAssurance on July 2, 2007. Mr. Starnes served as the senior and managing partner of the law firm of Starnes & Atchison LLP in Birmingham, Alabama, where he was extensively involved with ProAssurance and its predecessors in the defense of medical liability claims for over 25 years. He withdrew from the firm in October 2006 to serve as President, Corporate Planning and Administration of Brasfield & Gorrie, Inc., a commercial construction firm based in Birmingham, Alabama, where he served until May 2007. Mr. Starnes currently serves as a director of Infinity Property and Casualty Corporation, a public insurance holding company based in Birmingham, Alabama, where he serves on the audit, compensation and executive committees. He formerly served as a director of Alabama National BanCorporation.

Independent Directors

As required by the New York Stock Exchange Corporate Governance Listing Standards (“NYSE Rules”), a majority of the directors on our Board of Directors are required to be “independent” directors. Our Board of Directors has determined that the following directors are “independent” directors:

Lucian F. Bloodworth	Drayton Nabers, Jr.
Robert E. Flowers, M.D.	Ann F. Putallaz
Samuel A. Di Piazza, Jr.	Frank A. Spinosa, D.P.M.
M. James Gorrie	Anthony R. Tersigni, Ed.D., FACHE
William J. Listwan, M.D.	Thomas A.S. Wilson, Jr., M.D.
John J. McMahon, Jr.

Prior to 2012, our Board evaluated the independence of our directors using independence criteria set forth in the Board’s “Policy Regarding Determination of Director Independence” (the “Independence Criteria”), which allowed the Board to presume the independence of a director or nominee if he or she satisfied the Independence Criteria. The SEC has revised its disclosure rules over the years to require disclosure of the board’s evaluation of each related party relationship or transaction involving a director or nominee for a director, regardless of whether or not he or she would be presumed independent under the Independence Criteria adopted by the board of directors. As a result, we revised our independence evaluation process in 2012 towards a more subjective and holistic, principles-based approach and eliminated the Independence Criteria. The new procedure requires the Board to affirmatively determine that a director nominee has no material relationship with the Company that will preclude his or her independence after using a three step approach that: (1) identifies all relationships and transactions between the director and the Company; (2) analyzes those relationships under certain criteria, including the NYSE Rules, the recommendations for corporate governance (“Governance Guidelines”) published by Institutional Shareholder Services (“ISS”) and Glass Lewis & Co., LLC, and specific committee independence requirements under Internal Revenue Code Section 162(m) and SEC Rule 16b-3; and (3) analyzes any remaining relationship to determine whether such relationship precludes a finding of independence in the Board’s business judgment. The Board considered the following relationships in its evaluation of the independence of our non-management directors.

Section 303A(b)(v) of the NYSE Rules provide that a director cannot be independent if he or she is a current employee, or a member of his or her immediate family is a current executive officer, of another company that has made payments to, or received payments from, ProAssurance during the past three (3) years in an amount that exceeds the greater of $1 million or two percent (2%) of that other company’s consolidated gross revenues during each fiscal year ended in such period.

Anthony R. Tersigni, Ed.D., FACHE is the President and Chief Executive officer of Ascension Health Alliance. Ascension Health Alliance is the parent holding company for Ascension Health (“AH”) and Ascension Health Insurance, Ltd. (“AHIL”). Effective January 1, 2011, ProAssurance entered into a Program Agreement with AH (the “Program”) pursuant to which a branded joint insurance program was created to insure the professional liability of certain physicians and healthcare providers affiliated with the Ascension Health Alliance health system, which is comprised of over 70 non-profit hospitals and other healthcare providers (the “System”). The Program, marketed under the name “Certitude,” is administered and underwritten by ProAssurance’s insurance subsidiaries. Policies issued under the Program are reinsured by AHIL. In 2013, ProAssurance’s insurance subsidiaries wrote premiums through the Program in the amount of $22,427,745, of which $5,136,372 was paid by Ascension affiliates on behalf of the physicians. ProAssurance paid a reinsurance premium to AHIL in the amount of $12,089,305 and AHIL paid to ProAssurance a ceding commission of $1,905,981. The Board found that Dr. Tersigni was not precluded from being independent because the amount of payments to and from ProAssurance was significantly below the two percent (2%) of the consolidated revenues of Ascension Health Alliance, and thereby did not meet the materiality threshold that would preclude a finding of his independence of the NYSE Rules. Furthermore, the Board found that Dr. Tersigni is not precluded from being independent under the Governance Guidelines, which prohibits any material transaction relationship using the same thresholds applied solely to the recipient of the payments.

Frank A. Spinosa, D.P.M. serves as a member of the Board of Trustees and will serve as President of the American Podiatric Medical Association (the “Association”) in 2014. Dr. Spinosa is not an employee of the Association, but he will receive a one-time honorarium for his services as President of the Association of $159,500. The Association and ProAssurance’s subsidiary, Podiatry Insurance Company of America (“PICA”), are parties to a License Agreement effective March 1, 2011 (the “License Agreement”), pursuant to which PICA is required to pay the Association $100,000 per annum for the Association’s endorsement of PICA’s medical professional liability insurance and for the right to use the Association’s name, logo and member list in marketing the endorsed products. PICA has also agreed to pay at least $25,000 per annum in support of the Annual Scientific Meeting; to provide a PICA Risk Management Program at such meeting; and to provide a premium discount to PICA insured podiatric physicians who attend the Risk Management Program. Finally, PICA has agreed to support the Association’s Young Member Program at the rate of $174,000 per annum. In 2011, 2012 and 2013, PICA paid the Association $388,700, $355,250, and $446,250 respectively, pursuant to the License Agreement and as miscellaneous donations. The current budget for the Association contemplates annual revenues of approximately $13.5 million. Based on these amounts, the Board found that Dr. Spinosa was not precluded from being independent under NYSE Rules because the payments to and from ProAssurance in the last three years were below the threshold of $1,000,000. Furthermore, the Board found that Dr. Spinosa is not precluded from being independent based on our understanding of the Governance Guidelines, which prohibit any material transaction relationship using the same thresholds applied solely to the recipient of the payments. In addition, we have had discussions with ISS about these payments to the Association and their historical context and importance to the business of PICA, and we were advised that ISS considers that these payments are transactional in nature so that they should not preclude a finding that Dr. Spinosa is independent.

Three of our directors have purchased medical professional liability insurance from the Company either directly or indirectly through their respective practice entities during the last three years (Drs. Listwan, Spinosa and Wilson), and Dr. Spinosa’s spouse is a physician insured by the Company. Dr. Listwan paid premiums of less than $3,000 in each of 2011, 2012 and 2013. Dr. Spinosa and his spouse have purchased individual policies of medical professional liability insurance from PICA during the last three years as follows: 2011-2012 — Dr. Spinosa $5,865 and spouse $5,355; 2012-2013 — Dr. Spinosa $6,745 and spouse $5,689; and 2013-2014 — Dr. Spinosa $5,052 and spouse $7,352. Dr. Wilson purchased individual policies of medical professional liability insurance from an insurance subsidiary of ProAssurance in each of the last three years as follows: 2011-2012 — $49,163; 2012-2013 — $47,979; and 2013-2014 — $47,993. Dr. Wilson is also an executive officer of

Neurosurgical Associates, P.C., which is insured by one of ProAssurance’s insurance subsidiaries with a current premium of approximately $208,885. All insurance policies were obtained in the ordinary course of business at rates that are consistent with our filed rates and customary underwriting practices. The premiums paid with respect to the individual physicians or the practice entities do not exceed the lower $1,000,000 standard of materiality set forth in the NYSE Rules.

Our Board has consistently found that it is customary and appropriate for our physician directors to obtain their professional liability insurance from our insurance subsidiaries and that the purchase of insurance from our subsidiaries will not impair the independence of a director so long as the premiums paid are less than the $1,000,000 limitation in the NYSE Rules. In addition, the Board determined that the purchase of insurance did not create any material interest in the transaction such that it would have an effect on the independence of a director. For this reason, the Board also determined that the purchase of insurance should not be considered a “material relationship” based on our understanding of the Governance Guidelines since it does not influence these directors’ objectivity in a manner that would impair their ability to satisfy fiduciary standards.

Mr. Gorrie is the President and Chief Executive Officer of Brasfield & Gorrie (“B&G”). B&G is a controlling member of Hangar 24, LLC of which ProAssurance owns 20% and B&G owns 60%, and 20% is owned by a third party. The sole purpose of Hangar 24, LLC is to share the cost of the hangar leased from the Birmingham Airport Authority where ProAssurance keeps its corporate aircraft. Hangar 24 pays the rent on the hangar. ProAssurance reimburses Hangar 24 for its share of the rent and the cost of the fuel used by its aircraft. The Board of Directors determined that this relationship did not preclude Mr. Gorrie’s independence because the amounts paid for rent and fuel reimbursement do not exceed the greater of $1,000,000 or 2% of the recipient’s gross revenues and it does not meet the materiality threshold for “material transactions” under the Governance Guidelines.

Mr. McMahon is an executive officer and a controlling shareholder of Ligon Industries (“Ligon”). Ligon and ProAssurance (through their subsidiaries) are parties to an Aircraft Interchange Agreement dated April 5, 2012. Pursuant to this agreement, ProAssurance has the right to use the Ligon aircraft at its election on the condition that ProAssurance allows Ligon to use the ProAssurance aircraft for the same amount of time. The Board of Directors determined that this relationship did not preclude Mr. McMahon’s independence because the value of the exchange between Ligon and ProAssurance did not exceed the greater of $1,000,000 or 2% of the recipient’s gross revenues and it does not meet the materiality threshold for “material transactions” under the Governance Guidelines.

The Board of Directors has determined that the relationship between Ascension and ProAssurance will not impair the independence of Dr. Tersigni; the relationship between PICA and the American Podiatric Medical Association will not impair the independence of Dr. Spinosa; that the purchase of medical professional liability insurance by our directors and their relatives will not impair the independence of Drs. Listwan, Spinosa and Wilson; that the relationship between ProAssurance and B&G will not impair the independence of Mr. Gorrie; and that the relationship between ProAssurance and Ligon will not impair the independence of Mr. McMahon.

The NYSE rules provide that a director cannot be independent if he or she, or an immediate family member of such director, has received compensation (other than director and committee compensation) during any 12-month period of more than $120,000 from, ProAssurance or any of its subsidiaries in any of the last three years.

Dr. Spinosa’s spouse has served on the physicians’ committee of PICA and received compensation and reimbursement of expenses from PICA in the following amounts during the last three years: 2011 — $20,944; 2012 — $9,000 (net of $2,966 for reimbursement of expenses); 2013 — $9,464 (net of $4,751 for reimbursement of expenses). Dr. Spinosa did not receive any compensation from PICA or any other subsidiary of ProAssurance during this period. The Board determined that the payments to Dr. Spinosa’s spouse did not impair his independence because the amount of the fees did not exceed the $120,000 threshold and because his spouse is not dependent on PICA for her primary source of compensation. Since $4,751 of the total amount paid to Dr. Spinosa’s spouse in 2013 was for reimbursement for business expenses rather than direct compensation, the Board also determined that such payments should not violate the Governance Guidelines which prohibit compensation for “professional services” in excess of $10,000 per year to a director’s spouse.

We have engaged Dr. Listwan as a consultant under a Consulting and Confidentiality Agreement that provides that Dr. Listwan will provide nonexclusive services to ProAssurance relating to review of insurance cases, facilitating ProAssurance’s relationship with the Wisconsin Medical Society and serving as chair of ProAssurance’s Wisconsin underwriting and claims committees in consideration of an annual retainer of $44,000. At its meeting on December 4, 2013, the Board of Directors reviewed this consulting arrangement and determined that Dr. Listwan satisfies the current independence criteria for directors because: (i) Dr. Listwan is not an employee of ProAssurance or any of its subsidiaries based on the Board’s review of the terms of Dr. Listwan’s engagement as a consultant and its consideration of Internal Revenue Service regulations defining employees and independent contractors for purposes of FICA (Federal Insurance Contributions Act) withholding, and the factors used by our Human Resources Department to determine whether a service provider receives a statement on Form W-2 (an employee) or Form 1099 (independent contractor) with respect to its compensation for services; and (ii) the compensation payable to Dr. Listwan for services as a consultant would not exceed the limitation on non-director compensation under the NYSE corporate governance rules. Based on the above analysis, the Board of Directors determined that Dr. Listwan should be considered an independent director under the NYSE Rules notwithstanding the Governance Guidelines, which provide that a director will be deemed an “Affiliated Outside Director” if he or she receives compensation in excess of $10,000 for “professional services.”

The Board of Directors has determined that the payment of consulting fees to Dr. Spinosa’s spouse and Dr. Listwan should not impair the independence of Drs. Spinosa and Listwan.

Other Relationships Considered.

The Board of Directors evaluated the independence of the members on both the Audit Committee and Compensation Committee. Mr. Bloodworth’s, Mr. Di Piazza’s, Mr. Nabers’ and Dr. Putallaz’s only relationship with the Company is their service on the Board and the Audit Committee. The Board of Directors also carefully evaluated the independence of Dr. Tersigni with respect to the above described relationship with Ascension and determined that it should not impair his ability to be independent under the NYSE and SEC standards for members of the Audit Committee. As a result, the Board determined that each of these four directors was permitted to serve on the Audit Committee under the requirements of the SEC rules.

Dr. Flowers, Mr. McMahon and Mr. Gorrie serve on the Compensation Committee. Dr. Flowers’ only relationship with the Company is his service on the Board and the Compensation Committee. As a result, the Board determined that Dr. Flowers was permitted to serve on the Compensation Committee under the requirements of the SEC rules. In reviewing Mr. McMahon’s and Mr. Gorrie’s qualifications to serve on the Compensation Committee, the Board evaluated the above described relationships as required by the NYSE Rules mandated by SEC Rule 10C-1. The Board determined that the existence of these relationships did not impact the ability of either Mr. McMahon or Mr. Gorrie to satisfy his objectivity in the boardroom or ability to satisfy his fiduciary duty to the Company’s stockholders under the NYSE Rules, as well as under the Governance Guidelines.

Qualification of Directors

The Nominating/Corporate Governance Committee and Board of Directors are responsible for determining the appropriate composition of our Board and for the selection of individual candidates. Our Corporate Governance Principles do not establish any specific minimum qualifications or skills that an individual candidate must possess. Rather, the Corporate Governance Principles direct our Nominating/Corporate Governance Committee to take into account all factors it considers appropriate, including a candidate’s reputation for ethical business dealings, knowledge, skill, experience, expertise and the extent to which the candidate would fill a present need in the composition of the Board.

We have recruited directors that we believe bring to our Board of Directors a diverse set of qualifications related to our business and its products. More specifically:

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Our primary product has historically been professional liability insurance for healthcare providers. We believe that it is important to have on our Board healthcare professionals who are, or have been, consumers of our insurance products and who understand the business and professional needs of our customers.

•	Our principal subsidiaries are regulated insurance companies. We believe that it is important to have on our Board persons with experience in the operation of regulated insurance companies.

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We operate in the financial services sector and we believe that it is important to have on our Board persons with business experience, including financial services and the governance of publicly traded companies.

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We believe that it is important that our Board reflect the core values that guide us in fulfilling our mission to Protect Others, informed by our Guiding Principle of “Treated Fairly.” Those values are integrity, collaboration, communication, respect and enthusiasm.

The following discussion addresses the experience, qualifications, attributes and skills that have led us to the conclusion that our director nominees and our current directors should serve on our Board.

Healthcare Providers:     Our Board has four physicians who are independent directors: Robert Flowers, M.D., William Listwan, M.D., Frank Spinosa, D.P.M. and Thomas Wilson, Jr., M.D. Each of these physician-directors is board certified in different medical specialties and actively practices medicine, with the exception of Dr. Flowers, who retired from his obstetrics and gynecology practice in Dothan, Alabama after more than 20 years. Dr. Listwan, who has practiced internal medicine in Wisconsin for over 30 years, served as a board member and President of the Wisconsin Medical Society and is currently on the faculty of the Medical College of Wisconsin in Milwaukee. Dr. Spinosa serves as a board member and President of the American Podiatric Medical Association. Dr. Spinosa is a past President of the New York State Podiatric Medical Association, and has taught at the New York Collection of Podiatric Medicine. Dr. Wilson is a board-certified neurosurgeon who has been in practice for 19 years and has authored numerous publications and presentations.

The presence of our independent physician-directors reflects our commitment to local market presence and to our physician heritage. Dr. Flowers has served on our regional claims committee in Alabama for over twenty years. Dr. Listwan served on the board and claims committee of our Wisconsin predecessor from 1980 until its merger with ProAssurance in 2006. Each of these physicians serves on his respective regional claims committee. Members of that committee regularly attend regional claims committee meetings and assist the Board of Directors in understanding professional liability and risk management issues affecting and of concern to physicians and other healthcare professionals in our professional liability insurance markets.

In addition to our physician directors, our Chief Executive Officer, W. Stancil Starnes, represented practicing physicians in the defense of medical malpractice claims for over thirty years. Mr. Starnes brings to the Board a deep understanding of the legal and professional issues involved in resolving claims and how best to deliver the claims defense that is the key component of our insurance products.

Anthony R. Tersigni, Ed.D., FACHE, also brings valuable healthcare and business knowledge to the Board of Directors. Dr. Tersigni is the President and Chief Executive Officer of Ascension Health Alliance, the parent holding company for Ascension Health, which is the largest not-for-profit, and largest Catholic health system in the United States. Dr. Tersigni holds a doctorate in the field of leadership and organizational development.

Samuel A. Di Piazza, Jr. has served on the Board of Trustees of Mayo Clinic since 2010 and was recently appointed to act as Chairman of the Board of Trustees on February 21, 2014. Mayo Clinic is a nonprofit worldwide leader in medical care, research and education. The Board of Trustees is the governing body of Mayo Clinic and has overall responsibility for the charitable, clinical practice, scientific and educational mission and purposes of Mayo Clinic.

Insurance and Other Business Experience:     Mr. Starnes has served as our Chief Executive Officer since July 2007 and it has been our practice for our Chief Executive Officer to serve on our Board of Directors. Mr. Starnes is a director of Infinity Property and Casualty Corporation and Mr. McMahon is a director of Protective Life Corporation, both of which are public insurance companies.

Mr. Nabers served as a senior executive officer of Protective Life Corporation from 1979 until his retirement as its Chairman and Chief Executive Officer in 2001. Protective Life Corporation is an insurance holding company whose principal subsidiaries are engaged in the life insurance business. During his tenure at Protective, Mr. Nabers served on the board of the American Council of Life Insurers from 1994 to 2001 and its Chairman in 2000. Mr. Bloodworth is an actuary and served as a senior executive of insurance subsidiaries of Protective Life Corporation from 1972 until 1983, serving as President of American Foundation Life Insurance Company from 1979 to 1983. During this time, Mr. Bloodworth was a Fellow of the Society of Actuaries and member of the American Academy of Actuaries and a Chartered Life Underwriter. Messrs. Nabers and Bloodworth will retire from the Board upon the completion of their current terms at the 2014 annual meeting.

Ms. Putallaz, who obtained a Ph.D. in economics in 1974, has served in various capacities for firms engaged in the investment management business since 1983. Prior to that time she was a lecturer in the Economics Department of the University of Michigan. She currently serves in a volunteer capacity for the CFA Institute, working on initiatives related to the Global Investment Performance Standards® or GIPS®. She chairs the Americas Regional Investment Performance Subcommittee (RIPS) and serves on the GIPS® Executive Committee. Ms. Putallaz, who serves on our Audit Committee, brings her knowledge and expertise to the financial and investment aspects of ProAssurance.

Mr. McMahon’s career has focused on the leadership of business enterprises including McWane Cast Iron Pipe Company, a privately held manufacturer of cast iron pipe, and Ligon Industries, a manufacturer of waste treatment equipment, aluminum castings and hydraulic cylinders. His leadership ability is reflected by his election to serve as a Trustee of the University of Alabama, director of UAB Health Systems, and trustee of Birmingham Southern College.

Mr. Gorrie also brings valuable business perspective to the Board of Directors. Mr. Gorrie is the President and Chief Executive Officer of Brasfield & Gorrie, a construction firm with recent annual revenues in excess of $2 billion. Mr. Gorrie also serves as a Director of First Commercial Bank, a division of Synovus Bank, and Energen Corporation in Birmingham, Alabama.

Mr. Di Piazza served in numerous leadership positions during his career with PricewaterhouseCoopers LLP, including serving as the firm’s Global Chief Executive Officer. Following his tenure at PricewaterhouseCoopers, Mr. Di Piazza served as a leader of the Citi International Client Group at Citigroup, where he was Vice Chairman at the time of his retirement in February 2014. The Citi International Client Group provides corporate, institutional, public sector and high net worth international clients with a full range of wholesale banking products and services.

Additional Qualifications:     In selecting individual candidates, ProAssurance also has considered other relevant experience of our directors including:

Practice of Law: A background in law is of significant value in understanding the legal issues impacting ProAssurance as a publicly traded company and as a holding company for regulated insurance companies. Messrs. McMahon, Nabers, and Starnes all had experience in the private practice of law prior to entering their business careers, and Mr. Nabers also served as the Chief Justice of the Alabama Supreme Court from 2004 until 2006.

Public Company Experience: Apart from ProAssurance and its predecessor companies, Messrs. McMahon, Nabers, Starnes and Di Piazza have all served as members of the Board of Directors of one or more publicly traded companies, and each has gained valuable experience through leadership of, and service on, various standing committees of each Board on which they have served.

Qualification to Serve on the Audit Committee: Members of the audit committee of a publicly traded company are required to be independent and to possess specific financial qualifications. SEC rules require that members of an audit committee be “financially literate,” and that one member be an “audit committee financial expert.” In selecting directors, we consider the candidate’s ability to serve on the Audit Committee. All members of our Audit Committee have been found to be independent by our Board of Directors under SEC rules and NYSE guidelines. Mr. Bloodworth, Mr. Di Piazza, Ms. Putallaz and Dr. Tersigni meet the financial literacy requirements as a result of their training, employment with financial institutions, and general financial expertise. Mr. Nabers has been designated as our audit committee financial expert based upon his expertise and his experience as an executive officer of Protective Life Corporation and as Finance Director of the State of Alabama. Upon the retirement of Mr. Nabers, it is expected that Mr. Di Piazza will replace Mr. Nabers as the chair of our Audit Committee and will be designated as our audit committee financial expert based on his expertise in accounting and experience from his leadership positions at PricewaterhouseCooopers LLP. In addition to his positions at PricewaterhouseCoopers, Mr. Di Piazza has served as a trustee of the London based International Financial Reporting Standards Foundation and a trustee of the US based Financial Accountancy Foundation.

Diversity: Our Board of Directors is committed to diversity on the Board and within the Company. We believe our directors provide diversity in business experience and geographic representation. As vacancies arise on our Board, we consider diversity as a factor in the selection of a new director.

Board Leadership

Our Board of Directors has determined that is in our best interest for Mr. Starnes to serve as our Chairman of the Board and our Chief Executive Officer. Our Board believes it is in our best interest to have one individual to lead our company and to establish its strategic goals and objectives under the supervision and direction of the Board of Directors. Our Board also believes that having Mr. Starnes serve as our Chairman and Chief Executive Officer facilitates his ability to establish priorities for our Board and management in achieving such goals and objectives.

Our Corporate Governance Principles require our non-management directors to hold executive sessions at which neither management nor the Chief Executive Officer, is present. The Corporate Governance Principles further provide that the executive sessions of non-management directors are to be held on a regularly scheduled basis, not less frequently than two times each year, and that at least one of the executive sessions will be attended by independent directors only. In December 2011, we formally established the position of lead director to preside at each executive session. At the annual meeting in May 2013, the independent directors selected Dr. Flowers as the independent director to preside at the executive sessions. During 2013, our independent directors held an executive session after each quarterly Board meeting.

Risk Oversight

As an insurance holding company, our business is principally conducted by insurance subsidiaries that are subject to insurance laws and regulations in their respective domiciliary states and in the states in which they do business. State insurance regulatory regimes are intended to protect policyholders by vesting in the insurance regulator administrative and supervisory authority to address risks relating to the solvency of insurers and their ability to pay claims as well as to the marketing of insurance products and rates charged for such products. The insurance regulations identify key business risks associated with the insurance business and provide guidance as to the management of these risks.

We have taken steps to catalogue and identify these and additional risks for purposes of enterprise risk management (ERM). We expect our Chief Executive Officer to be in charge of risk oversight. We have also established a management based ERM Committee comprised of persons responsible for our key risk areas, including adequacy of loss reserves; defense of claims and the litigation process; the quality of investments supporting our reserves and capital; compliance with regulatory and financial reporting requirements; and concentration in our insurance lines of business. Our Chief Executive Officer and ERM Committee are responsible for identifying material risks associated with these and other risk areas and for establishing and monitoring risk management solutions that address levels of risk appetite and risk tolerance that are recommended by the committee and reviewed by the Board.

The Board of Directors is responsible for ensuring that our ERM process is in place and functioning. The Board has divided primary ERM oversight responsibility between the Audit Committee and the Nominating/Corporate Governance Committee as follows:

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The Audit Committee has the primary oversight responsibility for risks relating to financial reporting and compliance. We have established lines of communication between the Audit Committee and our independent auditor, internal auditor and management that enable the Audit Committee to perform its oversight function.

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The Nominating/Corporate Governance Committee has the primary responsibility for oversight of those risks covered by the ERM process that are not the responsibility of the Audit Committee. The Nominating/Corporate Governance Committee reviews the ERM process established by management’s ERM Committee and monitors the functioning of the process. It also reviews recommendations of our ERM Committee as to materiality thresholds for risks covered in the ERM process and as to the levels of risk appetite and risk tolerance with respect to covered risks.

Meetings and Committees of the Board of Directors

Our Board of Directors held six (6) meetings during 2013. Our By-Laws establish four standing committees of the Board of Directors: the Nominating/Corporate Governance Committee; the Compensation Committee; the Audit Committee; and the Executive Committee, each of which is described below. Each of our incumbent directors attended all of the meetings of the Board of Directors and the committees of the board on which he or she served during 2013 (in each case, which were held during the period for which he or she was a director).

Neither our Board of Directors nor our Nominating/Corporate Governance Committee has implemented a formal policy regarding director attendance at annual meetings of our stockholders. However, our Board of Directors typically holds its annual meeting directly following the annual stockholders’ meeting, and it is customary for our directors to attend the annual stockholders’ meeting. All of our directors attended the annual meeting of our stockholders held on May 22, 2013.

Nominating/Corporate Governance Committee

Our Nominating/Corporate Governance Committee currently consists of four independent directors, and operates pursuant to a written charter, which is available in the Corporate Governance section of our website, www.ProAssurance.com. The primary purposes of the Nominating/Corporate Governance Committee are to:

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identify individuals qualified to become directors and recommend to the Board of Directors for its consideration the candidates for all directorships to be filled by the Board of Directors or to be elected by the stockholders;

•	advise the Board of Directors with respect to the board composition, procedures and committees;

•	develop and recommend to the Board of Directors a set of corporate governance principles applicable to ProAssurance;

•	oversee the evaluation of the Board of Directors and the evaluation of ProAssurance’s management;

•	oversee the risks covered by ProAssurance’s ERM process that are not the responsibility of the Audit Committee; and

•	otherwise take a leadership role in shaping the corporate governance of ProAssurance.

The Nominating/Corporate Governance Committee is empowered to engage a third party search firm to assist in identifying and evaluating director candidates. However, the committee did not hire any search firm during 2013 and, accordingly, paid no fees to any such company.

Under our Corporate Governance Principles, the Nominating/Corporate Governance Committee will consider a nominee proposed by a stockholder for a vacancy on our board when such nomination has been submitted in accordance with the provisions contained in our By-Laws, which are described under the caption “Stockholder Proposals” in this proxy statement. A vacancy does not exist where:

•	the Board of Directors desires to re-nominate an incumbent director for an additional term and the director consents to stand for re-election and to serve on our Board of Directors if elected; or

•

the Nominating/Corporate Governance Committee has recommended to our Board of Directors a candidate to fill a vacancy and, prior to the receipt of a properly submitted stockholder nomination, such nominee has agreed to stand for election and serve on our Board if elected.

Our Board of Directors may elect not to fill a vacancy arising on the Board. The Board of Directors may elect to not recommend a director candidate nominated by a stockholder even if such director candidate is the only candidate submitted to the Nominating/Corporate Governance Committee to fill a vacancy.

The Nominating/Corporate Governance Committee is responsible for determining the appropriate composition of our Board and for the selection of individual candidates consistent with such determination. Our Corporate Governance Principles do not establish any specific requirements of minimum qualifications or skills that an individual candidate must possess other than the maximum age requirements described in the Corporate Governance Principles. Rather, the Corporate Governance Principles direct our Nominating/Corporate Governance Committee to take into account all factors it considers appropriate, including a candidate’s reputation for ethical business dealings, knowledge, skill, experience, expertise, and the extent to which the candidate would fill a present need in the composition of the Board.

Subject to the qualifications described above, our Nominating/Corporate Governance Committee will consider a director candidate nominated by a stockholder in the same manner as candidates brought before the Nominating/Corporate Governance Committee from other sources. Generally, the Nominating/Corporate Governance Committee initially evaluates a prospective nominee on the basis of his or her résumé and other background information that has been made available to the Nominating/Corporate Governance Committee. A member of the Nominating/Corporate Governance Committee will contact for further review those candidates who the committee believes are qualified, who may fulfill a specific board need and who the committee believes would otherwise best make a contribution to the Board. If, after further discussions with the candidate and other further review and consideration as necessary, the Nominating/Corporate Governance Committee believes that it has identified a qualified candidate, it will make a recommendation to the Board.

The charter of the Nominating/Corporate Governance Committee provides for at least three members, each of whom must be an independent director. The current members of our Nominating/Corporate Governance Committee are John J. McMahon, Jr. (Chairman), Lucian F. Bloodworth, Frank A. Spinosa, and Thomas A. S. Wilson, Jr. M.D. Our Board of Directors has found that each member of our Nominating/Corporate Governance Committee is “independent” within the meaning of the NYSE Rules.

During 2013, our Nominating/Corporate Governance Committee met three (3) times.

Compensation Committee

Our Compensation Committee currently consists of three independent directors, and operates pursuant to a written charter, which is available in the Corporate Governance section of our website, www.ProAssurance.com. The primary purposes of the Compensation Committee are to:

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represent and assist the Board of Directors in discharging its oversight responsibility relating to compensation matters, including determining the compensation arrangements for the chief executive officer and reporting its determination to the Board of Directors for ratification by a majority of independent directors; and

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review and discuss with management the disclosure under the caption “Compensation Discussion and Analysis” and prepare the report of the Compensation Committee with respect to such disclosure, each of which is to be included in our annual proxy statement.

The Compensation Discussion and Analysis and the Report of the Compensation Committee begin on page 23 of this proxy statement.

The charter of the Compensation Committee charges the committee with the responsibility to determine and approve, subject to ratification by a majority of independent directors, the Chief Executive Officer’s compensation level based on the committee’s evaluation of the Chief Executive Officer’s performance in light of the corporate goals and objectives relevant to the Chief Executive Officer’s compensation as approved by the committee. The charter also charges the Compensation Committee with the responsibility to, among other duties, review the competitiveness of the executive compensation programs of ProAssurance; approve change of control agreements or severance plans for executive officers of ProAssurance; and make recommendations for director compensation to our Board of Directors. The charter further provides that the Compensation Committee has the exclusive authority to retain outside compensation consultants and advisors as it deems appropriate to fulfill its responsibilities in accordance with the NYSE rules and SEC Rule 10C-1. In selecting a compensation consultant, the Compensation Committee must consider the six independence factors set forth by the NYSE, as further discussed in “Executive Compensation - Compensation Discussion and Analysis” beginning on page 23 of this proxy statement.

The current practice of the Compensation Committee is to retain an outside consultant from time to time to gather data from peer companies and to use such data as a point of reference when reviewing ProAssurance’s compensation practices. The Compensation Committee, with the assistance of ProAssurance’s management and its consultant, identifies the peer companies to be used in the compensation analysis. The peer companies are publicly held property and casualty insurance organizations that are comparable to ProAssurance in total assets, market capitalization, revenues and operating margin.

After reviewing peer companies’ data, the compensation consultant provides a report to the committee that describes market practices with regard to executive compensation and identifies any gaps between the market and ProAssurance’s executive compensation practices. In addition, from time to time the Compensation Committee retains a compensation consultant to provide a review and analysis of particular aspects of ProAssurance’s compensation program, and the committee in making its recommendations also considers reports of these studies. The Compensation Committee customarily makes its compensation recommendations to our Board of Directors at its regularly scheduled meeting in the first quarter of each year.

ProAssurance’s senior management makes no recommendations with respect to compensation of the Chief Executive Officer. The Compensation Committee is exclusively responsible for making compensation recommendations for adoption by the Board of Directors as to changes in base salary for the Chief Executive Officer and the number and type of long-term incentive compensation awards to be granted to the Chief Executive Officer. The Compensation Committee also approves the annual incentive award guidelines for non-equity incentive compensation to be paid to the Chief Executive Officer. All decisions of the Compensation Committee with respect to the Chief Executive Officer compensation are subject to ratification by a majority of the independent directors under the committee’s charter.

In accordance with its charter, the Compensation Committee makes recommendations as to compensation of our directors. In 2012, the Compensation Committee engaged a compensation consultant to provide a review of the compensation of our Board of Directors and make recommendations for changes in the compensation of directors for their service on the Board of Directors and for their service on the various committees. These recommendations were approved by our Board of Directors at its meeting in the first quarter of 2013.

The Compensation Committee also administers equity and non-equity incentive plans with respect to awards granted under these plans, which plans currently include the 2014 Annual Incentive Compensation Plan and the 2014 Equity Incentive Plan.

During 2013, our Compensation Committee met three (3) times. The charter of the Compensation Committee provides for at least three members, each of whom must be an independent director (1) within the meaning of NYSE Rules, including, but not limited to, the independence factors set forth in SEC Rule 10C-1(b), (2) a “non-employee director” within the meaning of SEC Rule 16b-3 and (3) an “outside director” within the meaning of the regulations under Section 162(m) of the Internal Revenue Code. The current members of the Compensation Committee are Robert E. Flowers (Chairman), M. James Gorrie and John J. McMahon, Jr. Our Board of Directors has determined that each member of the Compensation Committee is “independent” and meets the requirements of the Compensation Committee charter. No member of the Compensation Committee has any interlocking relationships required to be disclosed under federal securities laws.

This year’s report of the Compensation Committee is on page 34 of this proxy statement.

Audit Committee

Our Audit Committee currently consists of five independent directors, and operates pursuant to a written charter that is available in the Corporate Governance section of our website, www.ProAssurance.com. The primary purposes of our Audit Committee are to represent and assist the Board of Directors in discharging its oversight responsibility relating to:

•	the accounting, reporting and financial practices of ProAssurance and its subsidiaries, including the integrity of our financial statements;

•	the surveillance of our administration and financial controls and compliance with legal and regulatory requirements;

•	the outside auditor’s qualifications and independence;

•	ProAssurance’s policies on risk assessment and risk management with respect to financial reporting issues; and

•	the performance of our internal auditors.

The Audit Committee also prepares the Report of the Audit Committee, which begins on page 21 of this proxy statement as required by the SEC rules.

Our Audit Committee is responsible for carrying out all of the duties and responsibilities required for audit committees under the Exchange Act, and the corporate governance rules of the NYSE for listed companies. A description of the specific duties and responsibilities of our Audit Committee can be found in its charter. Our Audit Committee and Board of Directors have established a procedure which establishes a confidential means for complaints or concerns with respect to accounting, internal controls and auditing matters to be submitted to the committee, which is described under the caption titled “Other Matters — Policies on Reporting of Concerns Regarding Accounting and Other Matters and Communicating with Directors” in this proxy statement.

The charter of the Audit Committee provides for at least three members, each of whom must be an independent director. Drayton Nabers, Jr. is the Chairman, and Lucian F. Bloodworth, Samuel A. Di Piazza, Jr., Ann F. Putallaz, and Anthony R. Tersigni are the other members of our Audit Committee. In anticipation of the retirement of Messrs. Nabers and Bloodworth at the expiration of their current terms in 2014, we appointed Dr. Tersigni as a member of the Audit Committee in May 2013, and we appointed Mr. Di Piazza as a member of the Audit Committee upon his election to the Board of Directors in January 2014. Our Nominating/Corporate Governance Committee and our Board of Directors have determined that each member of the Audit Committee is “independent” within the meaning of the rules of both the SEC and NYSE; that each member of the Audit Committee is financially literate as such qualification is defined under the rules of the NYSE; and that Drayton Nabers, Jr., based upon his education and extensive experience in connection with the preparation of financial statements and knowledge of GAAP, including his leadership roles at Protective Life Corporation and as the former Finance Director of the State of Alabama, is an “audit committee financial expert” within the meaning of the rules of the SEC. Messrs. Nabers and Bloodworth, Dr. Tersigni, and Ms. Putallaz are not presently serving on the audit committee of another company. Mr. Di Piazza is currently on the audit committee of DIRECTV.

During 2013, the Audit Committee met nine (9) times.

Executive Committee

Our Executive Committee has the authority during intervals between the meetings of the Board of Directors to exercise all powers and authority of the Board of Directors in the management of our business and affairs, except that the Executive Committee may not:

•

alter or repeal any resolution adopted by the Board of Directors that by its terms is not subject to amendment or repeal by the Executive Committee or any resolution relating to the establishment or membership of the Executive Committee;

•	act with respect to matters required to be passed upon by the full board, the independent directors, or by a committee comprised of independent directors; or

•	act on any matter that has been delegated to the Audit Committee, the Nominating/Corporate Governance Committee or the Compensation Committee in their respective charters.

Our By-Laws provide that the Executive Committee has at least three members including the Chairman of the Board. The members of the Executive Committee are W. Stancil Starnes (Chairman), Robert E Flowers, and John J. McMahon, Jr. The Executive Committee did not meet in 2013.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed Ernst & Young LLP as our auditors for the current fiscal year ending December 31, 2014. Although ratification of the stockholders is not required for appointment of independent auditors under Delaware law or our By-Laws, the Board of Directors believes it is appropriate to seek stockholder ratification of the appointment of Ernst & Young LLP as independent auditor.

Ernst & Young LLP served as the independent auditor of ProAssurance for the year ended December 31, 2013. Representatives of Ernst & Young will be present at the 2014 annual meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees for 2013 and 2012

The table below sets forth the aggregate fees paid by ProAssurance for audit, audit-related, tax and other services provided by Ernst & Young LLP to ProAssurance during each of the last two years.

	2013	2012
Audit fees	$1,699,300	$1,376,350
Audit-related fees	0	0
Tax fees	0	0
All other fees	0	0

Total	$1,699,300	$1,376,350

All fees paid to Ernst & Young LLP in 2013 which required the pre-approval of the Audit Committee were approved in accordance with our pre-approval policies and procedures described below.

Pre-Approval Policies and Procedures

Under the Sarbanes-Oxley Act of 2002, the audit committee of the Board of Directors is responsible for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the audit committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence. To implement these provisions of the Sarbanes-Oxley Act, the SEC has issued rules specifying the types of services that an independent auditor may not provide to its audit client and governing the audit committee’s administration of the engagement of the independent auditor. Our Audit Committee has adopted an Audit and Non-audit Service Pre-approval Policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by our independent auditor may be pre-approved.

For pre-approval of non-audit services, our Audit Committee will consider whether services are consistent with the SEC’s rules on auditor independence. Our Audit Committee will also consider whether the independent auditor is able to provide effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile and other factors, and whether the services will enhance our ability to manage or control risk or improve audit quality. Our Audit Committee is also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services. All such factors will be considered as a whole, and no one factor should necessarily be determinative.

Our Audit Committee determines from time to time the eligible services that may be provided to ProAssurance by our independent auditors in accordance with the requirements and guidance of the SEC and the NYSE, or other exchanges or market systems on which our stock is traded. The Audit Committee also determines whether such services fit in the categories of Audit Services, Audit-related Services, Tax Services and other Permitted Non-audit Services as described below and as the description of such services may be modified under subsequent guidance and interpretation of the regulatory and self-regulatory organizations applicable to ProAssurance, including without limitation, the SEC and the NYSE. The independent auditor may not provide any non-audit services that are prohibited under the provisions of Section 10A of the Exchange Act and the rules and regulations promulgated thereunder.

Audit Services. Audit services in the annual audit engagement include the annual financial statement audit (including required quarterly reviews), subsidiary audits, equity investment audits and other procedures required to be performed by the independent auditor in order for the independent auditor to form an opinion on our consolidated financial statements. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control and consultations relating to the annual audit or quarterly review. Audit services also include the engagement for the independent auditor’s report on the effectiveness of internal controls for financial reporting. In addition to the audit services included in the annual audit engagement, the Audit Committee may approve other audit services. Other audit services are those services that only the independent auditor can reasonably provide and include statutory audits or financial audits for our subsidiaries or affiliates, services associated with inclusion of acquired companies in our financial statements, and services associated with SEC registration statements, periodic reports and other documents we file with the SEC or other documents issued in connection with a securities offering.

Audit-related Services. Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor. Because our Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor and is consistent with SEC rules on auditor independence, the Audit Committee may grant pre-approval to audit-related services. Audit-related services include, among others: due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations relating to accounting, financial reporting or disclosure matters not classified as “audit services;” assistance with understanding and implementing new accounting and financial reporting guidance from rule-making authorities; financial audits of employee benefit plans; agreed upon or expanded audit procedures related to accounting and/or billing records required to respond or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

Tax Services. Our Audit Committee believes that the independent auditor can provide tax services to ProAssurance such as tax compliance, tax planning and tax advice without impairing the auditor’s independence, and the SEC has stated that the independent auditor may provide such services. Hence, our Audit Committee believes it may grant pre-approval to those tax services that:

•	have historically been provided by the independent auditor;

•	the Audit Committee believes would not impair the independence of the auditor; and

•	are consistent with SEC rules on auditor independence.

The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with the chief accounting officer or outside counsel to determine that tax planning and reporting advice is consistent with this policy.

Other Non-audit Services. Our Audit Committee believes, based on the SEC’s rules prohibiting the independent auditor from providing specific non-audit services, that certain types of non-audit services are permitted. Accordingly, the Audit Committee believes it may grant pre-approval for those permissible non-audit services that it believes are routine and recurring services, would not impair the independence of the auditor, and are consistent with the SEC’s rules on auditor independence. Our Audit Committee may not pre-approve any of the SEC’s prohibited non-audit services.

Annual Audit Engagement. Our Audit Committee appoints the independent auditor of ProAssurance and pre-approves the services to be provided in connection with the preparation or issuance of the annual audit report or related work. The annual audit services are set forth in an engagement letter prepared by the independent auditor which is submitted to the Audit Committee for approval. The engagement letter provides that the independent auditor reports directly to the Audit Committee. Any audit services within the scope of the engagement letter are deemed to have been pre-approved by our Audit Committee.

Pre-approval of Other Audit and Non-audit Services. Other audit services, audit-related services, tax services, and other non-audit services may be pre-approved by our Audit Committee in accordance with the following procedure either on a specific case-by-case basis as services are needed or on a pre-approval basis for services that are expected to be needed. Our Audit Committee may delegate to one or more designated members of the Audit Committee, who are independent directors of the Board of Directors, the authority to grant pre-approval of these services to be performed by the independent auditors. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Our management may submit requests for pre-approval of eligible services by the independent auditor from time to time to our Audit Committee or to the member or members of the committee to whom pre-approval authority has been delegated. The request for approval must be sufficiently detailed as to the particular services to be provided so that the Audit Committee knows precisely what services it is being asked to pre-approve and so that it can make a well-reasoned assessment of the impact of the service on the auditor’s independence. Budgeted amounts or fee levels for services to be provided by the independent auditor must be submitted with the request for pre-approval. Requests for pre-approval of services by the independent auditor must include a joint statement of the independent auditor and our chief accounting officer as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

Our Audit Committee will be informed not less frequently than quarterly of the services rendered by the independent auditor. Our chief accounting officer will be responsible for tracking all independent auditors’ fees against the budget for such services and report at least quarterly to the Audit Committee.

The Audit Committee Charter designates our internal auditor to monitor the performance of all services provided by ProAssurance’s independent auditor and to determine whether such services are in compliance with this policy. Our internal auditor reports to the Audit Committee on a periodic basis on the results of its monitoring. Both our internal auditor and management will immediately report to the Chairman of the Audit Committee any breach of this policy that comes to the attention of the internal auditor or any member of management. The Audit Committee will also review our internal auditor’s annual internal audit plan to determine that the plan provides for monitoring of the independent auditor’s services.

Vote Required

The ratification of Ernst & Young LLP as ProAssurance’s independent auditor for 2014 will require the affirmative vote of a majority of the shares voting on the matter at the 2014 annual meeting. If you vote your shares without instructions to your proxy on this proposal, your shares will be voted FOR the ratification of the appointment of Ernst &Young LLP. In the event that the appointment of Ernst & Young LLP as independent auditor for 2014 is not approved by the affirmative vote of a majority of the shares voting on the matter, the Board of Directors will request that the Audit Committee reconsider its appointment of independent auditors for the year ending December 31, 2014.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITOR OF PROASSURANCE FOR 2014.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is currently comprised of five independent directors and operates pursuant to a written charter. The charter is available in the Corporate Governance section of our website at www.ProAssurance.com. During 2013, the Audit Committee met nine (9) times. In conjunction with some of these meetings, the Audit Committee met in executive sessions and met in separate sessions with our independent auditor, our internal auditors, our Chief Executive Officer, Chief Financial Officer, our General Counsel, our Chief Accounting Officer, and our outside corporate counsel.

Our management is responsible for the preparation, presentation and integrity of ProAssurance’s financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditor is responsible for performing an independent audit of ProAssurance’s financial statements in accordance with generally accepted auditing standards and expressing an opinion as to their conformity with generally accepted accounting principles. The independent auditor is also required to review the adequacy and effectiveness of ProAssurance’s internal controls on financial reporting. The Audit Committee is directly responsible in its capacity as a committee of the board for the appointment, compensation and oversight of the work of the independent auditor. The independent auditor reports directly to the Audit Committee.

In performing its oversight role, the Audit Committee has considered and discussed the audited financial statements with management and with Ernst & Young LLP, our independent auditor. The Audit Committee also has discussed with the independent auditor the matters required to be discussed by auditing standards and guidelines established by the SEC and the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The independent auditor has communicated to the Audit Committee the communications required by Auditing Standard No. 16, including the following, if applicable: (i) overall audit strategy, timing of audit, and significant risks identified by the auditor; (ii) significant issues discussed with management in connection with the auditor’s appointment; (iii) the auditor’s responsibility under standards of the PCAOB; (iv) the quality; acceptability and disclosure of significant accounting policies and practices; (v) identification and assessment of critical accounting policies and estimates; (vi) significant unusual transactions; (vii) difficult or contentious matters subject to consultation outside the audit team; (viii) new accounting pronouncements; (ix) material alternative accounting treatments discussed with management; (x) corrected misstatements related to accounts and disclosures; (xi) uncorrected misstatements considered by management to be immaterial; (xii) significant deficiencies and material weaknesses in internal control over financial reporting; (xiii) adequacy of management’s disclosures about its internal control assessment and any changes in internal control; (xiv) other information in documents containing audited financial statements; (xv) fraud and illegal acts that involve senior management or that cause a misstatement of the financial statements; (xvi) independence matters; (xvii) pre-approval of services to be performed by the independent auditors and fees billed for such services; (xviii) significant difficulties encountered in performing the audit; (xix) disagreements with management; (xx) management’s consultations with other accountants on auditing matters; (xxi) provision of all material written communications between the auditor and management; (xxii) information regarding the auditor’s use of third party services providers; (xxiii) the auditor’s internal quality control procedures; (xxiv) material issues raised in quality control reviews of the auditor within the last five years and steps taken to deal with the issues; and (xxv) all relationships between the auditor and ProAssurance. In addition, the auditor is required to inquire as to whether the Audit Committee is aware of matters relevant to the audit such as fraud or possible violation of laws and is further required to communicate to the Audit Committee any other matters arising from the audit that are significant and relevant to the Audit Committee regarding its oversight of the financial reporting process.

The Audit Committee has received from Ernst & Young LLP a letter providing the disclosures required by PCAOB Rule 3526, Communications with Audit Committees Concerning Independence, with respect to any relationships between Ernst & Young LLP and ProAssurance that in its professional judgment may reasonably be thought to bear on independence. Ernst & Young LLP has discussed its independence with the Audit Committee, and has confirmed in such letter that, in its professional judgment, it is independent of ProAssurance within the meaning of federal securities laws and in compliance with PCAOB Rule 3520.

All audit and non-audit services performed by the independent auditor must be pre-approved by the Audit Committee or a member thereof. The Audit Committee approved the audit services rendered by our independent auditor during ProAssurance’s most recent fiscal year. Ernst & Young LLP did not perform any non-audit services in 2013.

Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of ProAssurance for 2013 be included in its Annual Report on Form 10-K for the year ended December 31, 2013, prior to the filing of such report with the SEC.

Audit Committee:

Drayton Nabers, Jr., Chairman

Lucian F. Bloodworth

Samuel A. Di Piazza, Jr.

Ann F. Putallaz

Anthony R. Tersigni

April 2, 2014

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act, which was enacted in July 2010 as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act, requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

As described in detail in this proxy statement under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our Named Executive Officers with the interests of our stockholders. Our compensation programs are designed to reward our Named Executive Officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. The Compensation Committee and the Board of Directors believe the policies and procedures articulated in the Compensation Discussion and Analysis are effective in implementing our compensation philosophy and in achieving its goals and that the compensation of our executive officers in 2013 reflects and supports these compensation policies and procedures.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on us, our Board of Directors or the Compensation Committee of the Board of Directors. To the extent there is any significant vote against our Named Executive Officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

The approval of this Proposal 3 requires the affirmative vote of a majority of the shares voting on the matter at the 2014 annual meeting without regard to broker non-votes or abstentions. Accordingly, we will ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of ProAssurance Corporation approve, on an advisory basis, the compensation paid to the Named Executive Officers, as disclosed in ProAssurance Corporation’s proxy statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure requirements set forth in Item 402 of Regulation S-K of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and narrative discussion.”

Recommendation by the Board; Vote Required

In accordance with the requirements of the NYSE, brokers may not vote on the advisory vote on executive compensation without specific instructions from the beneficial owners of shares. If you hold your shares in “street name” with your broker and you do not specifically instruct your broker how to vote on the advisory vote on executive compensation, your broker will not vote for you on Proposal 3 (Advisory Vote on Executive Compensation).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion will address our compensation practices with respect to our Chief Executive Officer and the other executive officers named in the Summary Compensation Table on page 35 of this proxy statement, which we refer to as our “executives” in the discussion.

Overview

We seek to offer competitive compensation that is designed to attract and retain qualified and motivated individuals and reward them based on performance and to closely align the interests of our executive officers with the interests of our stockholders. Our executive compensation includes three elements: base salary, annual incentive awards and long-term incentive awards.

We emphasize incentive compensation that rewards our executives for the achievement of short-term and long-term strategic and operational goals that are directed at increased total stockholder return. Our compensation program for executives contemplates a base salary that is competitive in the market. Our goal is to place a majority of our executives’ compensation relative to base salary at risk in the form of annual and long-term incentive compensation, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. In 2013 the “at risk” compensation received by our Chief Executive Officer was approximately 76.1% of total compensation and the “at risk” compensation received by our other executives ranged from approximately 68% to 71% of total compensation. This reflects our objective to reward performance and to link rewards to our strategic business objectives.

•

Our annual incentive compensation is intended to maximize the efficiency and effectiveness of our operations by providing compensation based on annual corporate performance measures for our executives.

•	Our long-term incentive compensation for executives is focused on long-term corporate growth, principally reflected as the increase in book or market value of our shares.

We request our shareholders to conduct an advisory vote on our executive compensation at each annual meeting; and in the event of a substantial negative vote, we carefully consider the reasons that we believe prompted that vote. A summary of our executive compensation was disclosed to our shareholders in the proxy statement for last year’s annual meeting at which we received the favorable vote of over 96% of the shareholders who voted on the advisory vote on executive compensation.

Our authority to grant incentive compensation has been provided under the 2008 Annual Incentive Compensation Plan and the 2008 Equity Incentive Plan. Our stockholders approved a new annual incentive plan and a new long term incentive plan at the 2013 annual meeting. The Board recommended that stockholders approve the 2014 Annual Incentive Compensation Plan and the 2014 Equity Incentive Plan to replace the existing plans so that performance based compensation granted to our executives under our short term and long term incentive plans can continue to qualify under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). All annual and long-term incentive compensation granted after May 22, 2013, will be granted under the 2014 plans. The 2014 plans are substantially the same as our prior plans and incorporate into the plan documents certain amendments and policies that we have implemented since 2008 in order to address changes in law and to provide operational and administrative improvements, including the following policies adopted by our Board in 2010:

•	each plan requires executives to hold shares of our Common Stock received in payment of awards under the plan for a period of one year after receipt; and

•

each plan requires current and former executives to repay erroneously awarded incentive compensation if there is an accounting restatement triggered by material non-compliance with any financial reporting requirement.

Prior to 2014, our insurance operations were reported as a single segment in our financial statements, and the annual incentive compensation opportunities for all of our executives was based on the same performance measures. We intend to operate several of our recently acquired subsidiaries as separate operating divisions, including the Podiatry Insurance Company of America and its subsidiary, PACO Assurance Company, Inc. (the “PICA Group”); Medmarc Casualty Insurance Company and its subsidiary, Noetic Casualty Insurance Company (the “Medmarc Group”); and Eastern Insurance Holdings, Inc. and its insurance subsidiaries (the “Eastern Group). We consider the presidents of PICA Group, Medmarc Group and Eastern Group as our executive officers and have established certain performance measures for the incentive compensation opportunities for the presidents of each of PICA Group, the Medmarc Group and the Eastern Group that are tailored to their respective operations.

Compensation Review Process

As the Compensation Committee, we recommend compensation for our Chief Executive Officer, review and approve compensation recommended by our Chief Executive Officer for other executives, and administer our incentive compensation plans. All of the members of the Compensation Committee are directors of ProAssurance, and our Board has determined that each member is independent under the independence requirements for compensation committee members under the NYSE Rules regarding independence of members of the Compensation Committee. Our recommendation for the compensation of our CEO is subject to ratification by a majority of the independent directors on our Board.

To aid in our evaluation of the reasonableness of our executive compensation and the competitiveness of such compensation with market practices, we use compensation data from a group of peer companies as a point of reference in reviewing our executive compensation. We use the peer group compensation data with respect to base salaries, annual incentive compensation and long-term incentive compensation payable to senior level executives. We do not attempt to benchmark our compensation to the peer group.

We retained Total Compensation Solutions (“TCS”) to assist the Compensation Committee in the evaluation of our executive compensation for the current year and the years covered in the Summary Compensation Table. We also engaged TCS (i) to identify for the Compensation Committee best practices for incentive compensation among multi-line, multi-state property and casualty insurance companies to address the expansion of our business in 2013-14; and (ii) to provide an analysis of compensation of local peer companies in the metropolitan area of Birmingham, Alabama, where our home office is located. The Compensation Committee has been directly responsible for the appointment and oversight of TCS in the years covered in the Summary Compensation Table. TCS has performed no services for ProAssurance other than those performed for the Compensation Committee during this period. The compensation payable to TCS for its services to ProAssurance has been fixed by the Committee and funded by ProAssurance. ProAssurance does participate in an industry survey prepared each year by TCS at an annual cost to ProAssurance of less than $1,000.

As required by rules enacted by the SEC and the NYSE, we evaluated the independence of TCS in connection with its engagement as compensation consultant for the Compensation Committee for 2014. We determined that TCS is independent after making inquiry of TCS with respect to the factors set forth in the NYSE guidance for evaluation of the independence of compensation consultants. Among the factors that we considered were that TCS performed no services for ProAssurance other than those performed for the Compensation Committee and the industry survey referenced above; that the fees paid by ProAssurance comprised less than 6.5% of TCS’s revenues in 2013 and less than 3.1% of TCS’s revenues in 2012, and that neither TCS nor any of the individuals providing consulting services to ProAssurance own any shares of common stock of ProAssurance and none of them have had a relationship with any executive officers or directors of ProAssurance.

With assistance of our senior management, TCS recommended a list of peer companies to be used as comparators for our executive compensation and compiled compensation data of the peer companies with respect to base salaries, annual incentive compensation, and long-term incentive compensation. TCS evaluated each element of our executive compensation in comparison to the compensation information compiled from the peer companies.

The peer companies used as our peer group in 2013 included twenty companies, namely: Alleghany Corporation; Allied World Assurance Co. Holdings, Ltd.; AmTrust Financial Services, Inc.; ARCH Capital Group Ltd.; Argonaut Group, Inc.; Employers Holdings, Inc.; Erie Indemnity Company; HCC Insurance Holding, Inc.; Horace Mann Educators Corporation; Infinity Property & Casualty Corporation; Markel Corporation; Meadowbrook Insurance Group; Mercury General Corporation; The Navigators Group, Inc.; OneBeacon Insurance Group, Ltd.; RLI Corp.; Selective Insurance Group, Inc.; State Auto Financial Corporation; Tower Group International, Ltd.; and W. R. Berkley Corporation.

The specialty insurers included in the peer companies had total assets ranging from $2.3 billion to $22.8 billion with a median of $6.7 billion at the end of 2012 as compared to ProAssurance’s year-end total assets of $4.9 billion, and they had a market capitalization ranging from $0.3 billion to $5.9 billion with a median of $1.3 billion at the end of 2012 as compared to ProAssurance’s year-end market capitalization of $2.6 billion. The median revenues for all of the peer companies were $1.8 billion as compared to ProAssurance’s revenue of $716 million for the year ended December 31, 2012, and the median operating income (before income taxes) for the peer companies was $135 million as compared to $396 million for ProAssurance for the year ended December 31, 2012.

In the course of its duties as our compensation consultant, TCS compiles data on executive compensation arrangements from the peer companies and provides us with a report that includes a summary of the compiled data and its observations and recommendations on the competitiveness of the elements of ProAssurance’s executive compensation (base salary, annual incentives and long-term incentives). Our senior management provides us information for use in developing our recommendations on executive compensation in the following respects:

•

calculation of the incentive compensation payable to each of the senior executives in accordance with the performance criteria in the annual incentive award guidelines as approved by the Compensation Committee for that year;

•	review and analysis of the performance criteria for performance shares to be granted as long-term compensation in the current year in view of the long-term corporate goals and objectives;

•	calculation of the results of performance criteria and corresponding awards under maturing performance shares;

•	estimate of the value of equity compensation in accordance with generally accepted accounting principles in the United States;

•	analysis of the performance criteria in the annual incentive award guidelines for the current year in light of current corporate goals; and

•	analysis of the form and mix of the compensation elements included in our executive compensation.

Our Chief Executive Officer recommends to the Compensation Committee the appropriate compensation for executive officers (other than the Chief Executive Officer) within the compensation framework established by the Compensation Committee. The Chief Executive Officer has access to the compensation consultant’s reports when making these recommendations. We review these recommendations at a Compensation Committee meeting usually held in February after the financial results of the prior year are reasonably certain. We receive the recommendations of the Chief Executive Officer together with supporting material, and we review this information along with the report of the compensation consultant. After analysis of the information, we make our decisions which are transmitted to the full board through the minutes of the Compensation Committee. We accepted the recommendations of the Chief Executive Officer for the current year and all years covered in the Summary Compensation Table.

Our senior management makes no recommendations with respect to compensation of the Chief Executive Officer because our charter vests in the Compensation Committee the exclusive responsibility for making compensation recommendations as to the base salary for the Chief Executive Officer and as to the opportunity for payment of annual incentive compensation and long-term incentive compensation to the Chief Executive Officer. All of our recommendations with respect to the Chief Executive Officer’s compensation, which are subject to approval by the independent directors under our charter, were unanimously approved by the independent directors on our Board of Directors for the current year and all years reflected in the Summary Compensation Table.

Chief Executive Officer

W. Stancil Starnes has been our Chief Executive Officer since July 2007. The Summary Compensation Table reflects the compensation paid to Mr. Starnes for 2011, 2012 and 2013 pursuant to an employment agreement between him and the Company. The employment agreement provides that Mr. Starnes will be paid a base salary to be fixed annually by the Board of Directors; that he will be eligible for annual incentive compensation based on corporate objectives consistent with the criteria established for our other executives; and that he will be granted long-term incentive compensation having a value on each date of grant of not less than $500,000. The Compensation Committee and the independent directors approved compensation for Mr. Starnes consistent with these terms and such compensation is described in the following discussion.

Base Salary

Base salary for our executives is established and adjusted according to the following criteria: areas of responsibility; experience; company expense objectives; annual rate of inflation; and individual performance. For 2014, the Compensation Committee increased Mr. Starnes’ base compensation by approximately 3% to $913,276 effective April 1, 2014. We also provided our other executives increases in base salaries in the approximate range of 4.7% to 12%. The higher increases were made to the base salaries of those executives whose responsibilities were increased in connection with the promotions and reporting realignments of our executives announced in January 2014.

Annual Incentive Compensation

Since 2009, we have had the 2008 Annual Incentive Plan available for annual incentive awards for our executives. In 2013, our stockholders approved the ProAssurance Corporation 2014 Annual Incentive Compensation Plan which included substantially the same terms as the 2008 plan as the same had been amended. Both plans are designed to permit annual incentive awards to qualify as performance based compensation under Code Section 162(m). Under Code Section 162(m), no federal income tax deduction is allowed for annual compensation in excess of $1 million paid to the Chief Executive Officer and other executives named in the Summary Compensation Table included in our proxy statement unless the excess compensation is considered performance based compensation. Annual incentive compensation awards for the years reflected in the summary compensation table in this proxy statement were paid under the 2008 Annual Incentive Plan. Beginning in 2014, annual incentive awards will be paid under the 2014 Annual Incentive Plan. The annual incentive compensation for our Chief Executive Officer as reflected in the Summary Compensation Table was structured to qualify as performance based compensation under Code Section 162(m).

Our annual incentive compensation program for executives proceeds from and assumes a base salary that is competitive in the market. Annual incentive compensation is intended to maximize the efficiency and effectiveness of our operations by providing significant “at risk” compensation opportunities for our executives and other selected key employees.

Annual incentive award targets are established during the first quarter for the current year and are expressed as a percentage of base salary. The Compensation Committee establishes performance goals for annual incentive compensation for our executives and other key employees. The Compensation Committee, with the assistance of its compensation consultant, considers whether our performance goals are reasonable in comparison with the performance measures used by the insurance industry and the likelihood that the performance goals may cause executives to assume material risks in order to achieve their performance goals. Annual incentive awards for executives have been primarily based solely on corporate performance. For years prior to 2014, individual performance has also been considered for executives other than our Chief Executive Officer; after 2013 annual incentive compensation for all our executives will be based on objective performance goals.

The Compensation Committee assigns a weighted percentage for each of the performance goals. Annual incentive awards are subject to increase or decrease to the extent actual performance is greater or less than each target performance goal within a range of the performance goal as established by the Compensation Committee. The Compensation Committee uses these weighted performance goals to determine the annual incentive award for our Chief Executive Officer. Our Chief Executive Officer recommends annual incentive awards for the other executives pursuant to the weighted performance goals established by the Committee. The recommendations of the Chief Executive Officer are subject to review and modification by the Compensation Committee. The Compensation Committee determines that the goals and incentives are set at levels that are reasonable and consistent with past practice, relate to the sound financial management of ProAssurance, and do not involve unnecessary or excessive risk that would threaten the value of ProAssurance.

Since 2011, we have used the following performance measures to determine annual incentive compensation: return on equity; book value growth; combined ratio performance; achievement of the Company’s retention goal; new premium; and individual performance. A summary of the weighted percentage for each of the performance criteria and the performance guidelines follows:

	Return on Equity	Book Value Growth	Combined Ratio	Retention Goal	New Premium	Individual Goals/ Evaluations
CEO	10%	10%	60%	10%	10%	N/A
Other Executives	10%	10%	40%	10%	10%	20%

Return on Equity — Return on equity (ROE) is a commonly used annual measure that measures profitability of a company by reflecting as a ratio the amount of earnings generated with the stockholders’ equity. We compute ROE by dividing annual net income by the average of beginning and ending stockholders’ equity.

Book Value Growth — Book value growth is commonly used to measure annual growth. We determine book value growth on a per share basis and use it to measure annual growth by dividing the stockholders’ equity at the beginning and end of each year (excluding SFAS 115 adjustments for unrealized gains and losses but including adjustments to account for dividends declared during the year) by the number of our outstanding shares on each of those dates.

Combined Ratio Performance — The combined ratio is included as a performance measure because it is a traditional measure of “bottom line” economic success for a property and casualty insurance company that does not directly equate to forecasting earnings if publicly disclosed. Our combined ratio is the sum of our loss ratio and expense ratio based on our GAAP annual income statement.

Retention Goal — The retention goal focuses on the overall retention rate of physician insureds. Our focus on this element is on the long-term need to maintain a loyal policyholder base for our largest segment of business.

New Premium — New premium measures the amount of premiums that were not previously being written by our insurance subsidiaries (it does not include premium added by acquisition).

Individual Performance — This element involves a subjective evaluation of individual performance, which is principally based on the evaluation and recommendation of the Chief Executive Officer. The incentive compensation for the Chief Executive Officer is based exclusively on corporate performance in order to preserve deductibility under Code Section 162(m) and because the Compensation Committee believes that corporate performance is the most appropriate measurement for that position.

For each of these performance goals, we establish guidelines in the form of a target amount; a threshold amount; and a maximum amount. If the target amount is achieved the weighted percentage assigned to the performance goal is earned. No credit is given if the performance does not meet the threshold for the performance goal; less than the full weighted percentage is assigned to a performance goal if the performance is between the threshold amount and the target amount; and if the performance is greater than the target amount, more than the full weighted percentage is assigned to the performance goal not to exceed the maximum.

For 2014, we have slightly modified these measures to combine “Retention” and “New Premium” into a single measure for gross written premium. The operating lines of business each establish separate targets for retention and new premium, and the large variance in premium dollars across those lines presents difficulty in establishing corporate-wide targets for these measures. The proposed Gross Written Premium target will include all premium from all lines of business including Lloyd’s Syndicate 1729 and the weighted percentage of this performance measure will be 10% as compared to the weighted percentages of 10% for retention and 10% for new premium used in 2013. The ROE and Book Value Growth performance will be assigned an additional 5% to each of their respective weighted percentages used in 2013. In addition, we have eliminated Individual Performance as a measure for executive officers of ProAssurance (including the presidents of certain insurance subsidiaries). We have assigned the weighted percentage previously attributable to individual performance to the combined ratio performance measure for our executives. The modified weighted percentage for each of the performance criteria and the performance guidelines follows:

	Return on Equity	Book Value Growth	Combined Ratio	Gross Written Premium
CEO	15%	15%	60%	10%
Executive Vice President	15%	15%	60%	10%
Subsidiary Presidents*	N/A	N/A	100%	N/A

*	The annual incentive awards for the presidents of Medmarc Group and Eastern Group are based on their respective Combined Ratio. The annual incentive award for the president of PICA Group is based on its Combined Ratio with a weighted percentage of 90% and its retention with a weighted percentage of 10%.

The percentage of base salary to be paid to the Chief Executive Officer as his target annual incentive compensation was 135% of base salary in 2011, 2012, and 2013. The percentage for the other executives was at 85% of base salary in each of those years, except the annual incentive award paid to Dr. Taubman in 2013 included the annual incentive guidelines established for PICA’s senior management and certain annual incentive guidelines established for ProAssurance executives.

The annual incentive awards for 2011 included an overlay that allowed an executive to increase annual incentive compensation if our 2011 operating earnings per share exceeded our 2010 operating earnings per share as disclosed in our Annual Report on Form 10K for the year ended December 31, 2011. We use operating earnings to evaluate the performance of our operations. Operating earnings exclude the after-tax effects of realized gains or losses, guaranty fund assessments and debt retirement loss. Executives were eligible to receive additional annual incentive compensation in an amount up to 15% of the base salary due to be paid to the executive if the 2011 operating earnings per share exceeded the 2010 operating earnings per share. In 2011, the annual incentive compensation paid to our Chief Executive Officer and other executives earned annual incentive compensation at their respective percentages of base salary, and each of them received an amount equal to 15% of their base salary pursuant to the annual incentive overlay for the maximum allowable increase in operating earnings from 2010 to 2011.

We elected to retain the additional incentive to be paid as an overlay of annual incentive compensation in 2012 and 2013, but the performance measure for the additional incentive overlay was substantially modified. We used the 2011 objective performance measures and the 2011 percentages of base salaries in establishing guidelines for annual incentive awards for 2012 and 2013. We determined that the additional incentive compensation should have a broader focus than solely on operating earnings and elected to use as the basis for the additional incentive the five performance measures used in the calculation of the annual incentive awards (ROE, Book Value Growth, Combined Ratio, Retention and New Premium). For 2012 and 2013, executives were eligible for an increase in annual incentive compensation from 135% of base salary to a maximum of 165% of base salary for the Chief Executive Officer and an increase from 85% of base salary to a maximum of 110% of base salary for the other executives if the sum of the points awarded for achievement of the five performance measures is more than the sum of the points required for the executive to earn the target level of each objective performance measure. In such event, the Chief Executive Officer and each of the other executives were entitled to increase the percentage of base salary to be paid as annual incentive compensation by one percentage point for each point above the sum of the target level points for the performance measures up to the maximum percentage.

In 2014, we modified our annual incentive guidelines to eliminate the overlay and simplify the calculation of annual incentive compensation. The Compensation Committee will continue to establish an annual incentive award expressed as a percentage of base salary for the Chief Executive Officer and each of the executives. For 2014, the target incentive opportunity for our CEO and other executives is as follows:

CEO	150%
ProAssurance Executive Officers	90%
President PICA Group	75%
President Eastern Group	40%
President Medmarc Group	35%

The Compensation Committee will also continue to assign a target amount for each performance measure as well as a threshold amount and a maximum amount. If the target is satisfied, 100% of the weighted percentage attributable to the performance measure is assigned to that measure. Performance below the threshold for any performance measure results in no percentage being attributed to that performance measure; and performance above the maximum for any performance measure is subject to a cap in the percentage assigned to that measure. We interpolate the percentage assigned to a performance measure if the performance is between the threshold and the target, or between the target and the maximum. For 2014, our CEO would be entitled to up to 200% of his base salary if we achieve the maximum for each performance measure, and 100% of his base salary if we achieve the threshold for each performance measure. Other executives would receive incentive compensation ranging from 52.5% to 120% of base salary if we achieve the maximum for each performance measure, and incentive compensation ranging from 10% to 60% of base salary if we achieve the threshold for each performance measure.

Long-term Incentive Compensation

Our long-term incentive compensation is intended to align the interests of our executives with the interests of our stockholders by rewarding long-term corporate performance and increases in share value. Our grants of long term incentive compensation have consisted of two thirds performance shares and one third Restricted Stock Units or RSUs with the number of units of each depending upon the executive’s position in the organization, except that we modified the grant structure in 2010 to discontinue RSUs for executives who are retirement eligible (age 60 and over) during the term of the grant. This decision was made since the RSUs, as awarded by ProAssurance, do not provide for a partial payment in the event of retirement, whereas the performance shares do allow for a partial payment in the event of retirement subject to achieving the performance goals established at the time of the grant.

We believe that the performance shares and RSUs align our executives with the stockholders by providing equity compensation based on our long-term objective of growth in stockholder value. The performance shares will reward executives if corporate value is enhanced through achievement of either the “Total Return” or the “Economic Value Added” performance measures, as discussed further below. Further, the RSUs will enhance executive retention as executives will have an incentive to remain employed during the vesting period to obtain the RSUs even if the stock price declines.

We also believe an effective long-term incentive compensation program is necessary to attract and retain well-qualified and experienced executives and other key employees. In establishing the amount of our annual grants of long-term incentive compensation, we consider past practice, recommendations of the compensation consultant and the value of the award (including the value attributable to the award for financial reporting purposes). We monitor the level of awards based on the findings of our compensation consultant, and we believe that our long-term incentive opportunities are appropriate when compared to awards made available to executives at our peer companies. The value of the Performance Shares and RSUs granted to our Chief Executive Officer and executive vice presidents increased in 2014 in recognition of the increased responsibilities resulting from the promotions and executive reporting realignments announced in January 2014.

Our practice has been to make long-term incentive grants to our current executives and other key employees at the first meeting of the Compensation Committee in each fiscal year, which is usually held in February after the financial results of the prior year are reasonably certain. Where a market price is required, long-term grants are priced on a date after our financial results for the prior year have been released. We believe that pricing the grants at this time is most appropriate since the market is then in possession of our earnings and any other material information. We occasionally make long-term grants at other meetings of the Board of Directors, for example, when we retain new senior level executives.

Performance shares are based on pre-established performance criteria that must be achieved over a period of three years. Each executive is granted a target and a threshold and maximum award expressed as a number of shares of our Common Stock. Performance shares will be paid to our Chief Executive Officer and ProAssurance’s executive vice presidents if at the end of the three-year measurement period either of the following performance criteria is achieved:

•

Stock Performance (Total Return) — Stock performance is measured by total return in comparison to the SNL Property/Casualty Insurance Index, which is the index we have used to compare our performance to other public insurance companies. If performance is equal to the index, 75% of target award is earned; if our stock performance is 10% greater than the index, 100% of target award is achieved; and, if our stock performance is 20% greater than the index, then 125% of target award is achieved. If our stock performance is less than the index, no performance shares are awarded under this measure.

•

Economic Value Added (Book Value Growth) — Economic value added measures the compound annual growth rate, or CAGR, in book value per common share (excluding SFAS 115 adjustments for unrealized gains and losses but including adjustments to account for dividends declared during the year). If CAGR is equal to at least 10%, the target award is earned. If CAGR is equal to at least 5%, 75% of the target award is earned and if CAGR is equal to 15% or more, 125% of the target award is earned. If CAGR is less than 5%, no performance shares are awarded of pursuant to this measure

The performance measures for our executives who serve as presidents of PICA Group, Medmarc Group and Eastern Group include the same stock performance measure as our Chief Executive Officer and ProAssurance’s executive vice presidents, but substitute a performance measure based on the combined ratio of their respective subsidiary groups instead of the CAGR measure. The Committee has established a target for the average combined ratio for the business of each subsidiary group during the performance period as follows:

	Threshold	Target	Maximum
PICA Group	100% or above	96%	90% or below
Medmarc Group	100% or above	97%	94% or below
Eastern Group	93% or above	88%	83% or below

Performance shares will be paid to executives if the Compensation Committee finds that either of the performance measures is met in the measurement period. Performance shares for results falling between the stated goals are interpolated. If an executive terminates employment prior to the expiration of the performance period by reason of retirement or resignation for “good reason,” a portion of the performance shares may be paid based on service during the performance period if the Committee finds that the performance criteria had been satisfied at the end of the year preceding termination of employment. Upon a change of control of ProAssurance or termination by reason of death or disability, performance shares are payable to executives at the target level.

Each RSU is equal to one share of Common Stock and is subject to a restricted period of approximately three years from the date of grant. RSUs vest after the restricted period if the grantee remains continuously employed with ProAssurance or a subsidiary during the restricted period unless sooner vested upon termination by reason of death, disability, or for good reason.

Long term incentive compensation granted to executives in the years 2011, 2012 and 2013, was granted under the 2008 Equity Incentive Plan and share compensation for performance shares and RSUs granted prior to 2013 will be paid from the shares reserved under the 2008 plan. In 2013, our stockholders approved the 2014 Amended and Restated Equity Incentive Compensation Plan that replaced the 2008 Equity Incentive Plan. Beginning in 2014, long-term incentive compensation awards will be granted under the 2014 plan. The 2014 Equity Incentive Compensation Plan was designed so that options and performance shares granted to executives may qualify as performance based compensation under Internal Revenue Code Section 162(m). RSUs will not qualify as performance based compensation under Internal Revenue Code Section 162(m).

Stock Ownership Policies

Our Board has adopted stock ownership targets for our directors and executive officers to further align their interests with our stockholders. The level of stock ownership for executive officers varies by position and their stock ownership targets are as follows: five times base salary for our Chief Executive Officer; three times base salary for executive vice presidents; and one to two times base salary for other executives. In addition, for awards granted after 2010, our executives must agree in writing to hold shares of our stock issued pursuant to stock-based awards for a minimum of one year from the date of issue. We have adopted an anti-hedging policy for our executives and other employees with respect to their ownership of our common stock, in accordance with the Dodd–Frank Wall Street Reform and Consumer Protection Act.

Recoupment of Incentive Compensation

Our Board of Directors has established a recoupment requirement (a “clawback”) for incentive compensation as required by the Dodd–Frank Wall Street Reform and Consumer Protection Act. This clawback requires current and former executive officers to repay erroneously awarded incentive compensation to the extent the award is based on financial statements that are required to be restated due to material non-compliance with any financial reporting requirement. This clawback is to be applied whether or not there is misconduct and requires a three-year “look back” period. The clawback has been in effect for incentive compensation paid for years beginning after 2010, and we have incorporated the clawback in the 2014 Annual Incentive Plan and the 2014 Equity Incentive Plan and in all performance share agreements going forward.

2011 Stock Ownership Plan

On December 1, 2010, our Board of Directors, on the recommendation of the Compensation Committee, terminated our existing open market stock purchase plan known as the Amended and Restated ProAssurance Corporation Stock Ownership Plan (the “2002 Stock Ownership Plan”) and adopted a new stock purchase plan known as the ProAssurance Corporation 2011 Stock Ownership Plan (the “2011 Stock Ownership Plan”). Like the 2002 Stock Ownership Plan, the 2011 Stock Ownership Plan is available to our employees and directors who have at least six months of service.

Shares purchased under the 2011 Stock Ownership Plan in 2012 were issued from the shares reserved for issuance of awards under the 2008 Equity Incentive Plan. Matching grants for 2012 years under the 2011 Stock Ownership Plan were issued to employees as awards of RSUs under the 2008 Equity Incentive Plan, and will be paid from the shares reserved under the 2008 Equity Incentive Plan. Beginning in October 2013, shares purchased under the 2011 Stock Ownership Plan and shares issued pursuant to RSUs awarded as matching grants are to be issued from the shares reserved under the 2014 Equity Incentive Plan

Other Compensation

Executive perquisites are not intended to be a material element of compensation for executives. Our executives participate in our qualified retirement plan on terms generally available to our employees. In addition, we have adopted a non-qualified deferred compensation plan for executives and other highly compensated employees that provides for a matching contribution with respect to deferrals by employees whose base compensation exceeds the compensation limit established by the Internal Revenue Code for qualified retirement plans. The matching contributions are comparable to the employer contributions to our qualified retirement plan within the compensation limits under the Internal Revenue Code.

Post-termination and Change of Control Compensation

We offer executives severance compensation in the event we terminate the executive without cause or the executive terminates his or her employment for good reason. The severance agreements are intended to aid in recruitment and retention of qualified executives. We believe our severance benefits for executives are appropriate and do not present a risk to our company.

We believe that severance protection, particularly in the context of a change of control transaction, plays a valuable role in attracting and retaining key executives. Although we occasionally elect to engage our senior executives under employment agreements, our general approach has been to avoid employment agreements and to rely on severance agreements to define the terms of severance when an executive is involuntarily terminated without cause or elects to terminate for good reason. In change of control situations, severance agreements provide key executives with a level of comfort that allows them to devote their energies to the completion of the transaction for the benefit of the stockholders. In other situations, severance agreements facilitate changes in management by providing for a clean departure of terminated executives with a pre-negotiated set of benefits that are acceptable to all parties.

We have provided for severance benefits in the employment agreement with Mr. Starnes and in severance agreements with other key executives (including our other Named Executive Officers) in the amounts reflected in the table which begins on page 46 of this proxy statement. Each arrangement is described briefly below and in detail in “Payments on Termination and Change of Control.”

The employment agreement with Mr. Starnes was the result of arm’s length negotiations prior to his employment in 2007. The severance benefits under his employment agreement differ from the other executives’ severance agreements in two respects: the severance compensation is payable in an amount equal to his annual base salary for the remainder of the term of his employment (through June 30, 2018); and the severance compensation is payable to him in a lump sum upon a change of control.

The terms of the severance agreements with other key executives generally provide for severance compensation in an amount equal to the executive’s base salary and average annual incentive compensation if we terminate the executive without cause or the executive resigns for good reason. However, an executive will be entitled to twice that amount if the executive is terminated without cause or resigns for good reason within two years after the occurrence of a change of control. The severance agreements retain the “double trigger” for the payment of the increased benefits, e.g. a change of control must occur and the executive must be terminated without cause or must terminate for good reason after the change of control. All executives are required to sign a general release of claims as a condition to the receipt of severance benefits, and all the agreements include a covenant not to compete with our insurance subsidiaries for a period of not less than one year. Severance compensation is paid in monthly installments during the life of the covenant and is subject to forfeiture upon a breach of the covenant.

We entered into a Retention and Severance Compensation Agreement with Mary Todd Peterson and several of the senior executives of Medmarc Casualty Insurance Company in connection with our acquisition of Medmarc on January 1, 2013, and we executed similar Retention and Severance Compensation Agreements with Mike Boguski and other executives of Eastern Insurance Holdings, Inc. in connection with our acquisition of Eastern on January 1, 2014. We intend to operate Medmarc’s products liability business as a separate operating division under Medmarc’s management and to operate Eastern’s workers’ compensation business as a separate operating division under the management of Eastern. Ms. Peterson was president of Medmarc at the time of its acquisition, and Mr. Boguski was president of Eastern at the time of its acquisition. We entered into these agreements to compensate the Medmarc and Eastern executives for their continued employment and agreement not to compete with the acquired businesses. Beginning in 2014, Ms. Peterson and Mr. Boguski will be considered executives of ProAssurance due to the realignment of our executives announced in January 2014. A description of the terms of their respective Retention and Severance Compensation Agreements is included under the caption “Transactions with Related Persons.”

In accordance with the resolutions regarding executive compensation adopted by the Board in December 2010, we do not plan to execute a new agreement with an executive officer that includes a gross-up for the excise tax imposed by Internal Revenue Code Sections 280G and 4999, or an obligation to reimburse executive officers for such excise tax, nor do we plan to execute a new agreement with an executive officer that includes any “single trigger” change of control features similar to a lump sum cash payment payable upon the occurrence of only a change of control of the Company. The Board’s action does not change, alter or amend any employment agreement or other agreement with an executive officer that was in effect prior to December 1, 2010.

As a result of a pre-existing agreements, we are currently required to reimburse certain executives for the excise tax that is payable by the executives if the severance benefits paid after a change of control are deemed to be “excess parachute payments” under Code Section 280G. Although the severance benefits payable after a change of control for our executives are substantially below the threshold of three times annual compensation, the calculation of severance benefits for purposes of Code Section 280G includes the value of benefits accelerated on a change of control under other compensation arrangements. The Retention and Severance Compensation agreements executed since 2010, including those executed in connection with the acquisitions of Medmarc and Eastern do not include an obligation to reimburse the executives for the excise tax under Code Sections 280G and 4999, and do not include a “single trigger” for severance compensation on a change of control.

Report of Our Compensation Committee

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with our management, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee:

Robert E. Flowers, M.D., Chairman

James Gorrie John J. McMahon, Jr.

April 3, 2014

Compensation Committee Interlocks and Insider Participation

No executive officer of ProAssurance served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of such committee, the entire board) of another entity, one of whose executive officers served on the compensation committee of ProAssurance. No executive officer of ProAssurance served as a director of another entity, one of whose executive officers served on the compensation committee of ProAssurance.

Compensation of Executive Officers

The following table sets forth a summary of the compensation paid or accrued by ProAssurance and its subsidiaries during the last fiscal year with respect to ProAssurance’s principal executive officer, principal financial officer and the three other most highly compensated persons considered to be executive officers or their equivalent. The individuals required to be included in the table are referred to as the “Named Executive Officers.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (2)(3)(4) ($)	Option Awards (4)($)	Non-Equity Incentive Plan Compensation (5)($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (6)($)	Total ($)
W. Stancil Starnes Chief Executive Officer and Director(1)	2013 2012 2011	879,723 854,100 833,667	— — —	1,414,067 1,344,154 771,946	— — —	1,463,015 1,420,402 1,297,544	— — —	468,334 293,055 235,472	4,225,138 3,911,711 3,138,829
Edward L. Rand, Jr. Chief Financial Officer and Senior Vice President	2013 2012 2011	456,779 443,475 432,970	— — —	592,562 563,400 403,807	— — —	506,428 491,698 424,198	— — —	62,731 60,349 58,192	1,618,500 1,558,922 1,319,167
Howard H. Friedman Senior Vice President	2013 2012 2011	512,908 476,325 465,042	— — —	592,562 563,400 403,807	— — —	577,500 528,099 455,620	— — —	65,643 64,201 67,916	1,748,613 1,632,025 1,392,385
Darryl K Thomas Senior Vice President	2013 2012 2011	445,783 432,798 422,546	— — —	592,562 563,400 403,807	— — —	449,306 479,841 413,985	— — —	59,343 59,707 57,123	1,546,994 1,535,746 1,170,246
Ross E. Taubman President of PICA	2013	371,096	—	592,562	—	217,000	—	49,058	1,229,716

(1)	Management directors of ProAssurance do not receive any additional compensation, whether cash, stock or otherwise, in their capacity as directors.

(2)	The matching RSUs granted under the 2011 Stock Ownership Plan are treated as stock awards in the Summary Compensation Table and the dollar value corresponds to the shares of stock underlying the RSUs. The 2011 Stock Ownership Plan allows employees and directors to elect to make payroll deductions to purchase our Common Stock in an amount not to exceed $5,000 in a twelve month period ending September 30 in each year (approximately $3,000 in the initial nine month period after start-up of the plan in January, 2011). The participant is granted one RSU for each share purchased with the participant’s contributions. RSUs are equal in value to one share of Common Stock and will vest upon the sooner of three years continuous employment or termination of employment by reason of death or disability or for good reason. The value of each RSU granted under the 2011 Stock Ownership Plan reflects the value of one share of Common Stock on date of grant. Each Named Executive Officer received a grant valued at $4,967 in 2013 representing 114 RSUs at a price of $43.57 per share on October 7, 2013. Messrs. Starnes, Rand, Friedman and Thomas each received a grant valued at $4,954 in 2012 representing 55 RSUs at a price of $90.07 per share on October 5, 2012, and at $2,986 in 2011 representing 39 RSUs at a price of $79.82 per share on October 5, 2011 (the 2012 and 2011 RSUs are before the 2 for 1 stock split in December 2012).

(3)

The performance shares are also treated as stock awards in the Summary Compensation Table. The performance shares granted are earned if one of the two criteria is achieved during the period ending three years after the award is granted, except that performance shares are payable at the target level upon the participant’s death or disability and are payable upon the participant’s retirement or termination for good reason after the year of grant if the performance level has been achieved for the last year prior to the participant’s termination with such award to be prorated based on the time the participant is employed during the performance period. The value of performance shares represents the value for the shares expected to be earned based on their closing market price on the date of the award ($46.97 on February 21, 2013; $89.28 on February 27, 2012, and $64.08 on February 25, 2011, with prices for 2012 and 2011 being before the two for one stock split effected in December 2012) as follows: Mr. Starnes — $1,409,100 in 2013, $1,339,200 in 2012, and $768,960 in 2011; each of Messrs. Rand, Friedman, and Thomas — $391,730 in 2013, $372,297 in 2012, and $267,214 in 2011; and for Dr. Taubman — $391,730 in 2013. The amounts do not correspond to actual value that will be recognized by the Named Executive Officers, which depends on the achievement of the specified performance criteria over the performance period and the market value of a share of ProAssurance Common Stock at the end of the performance period. The performance criteria are discussed in the Compensation Discussion and Analysis beginning on page 23 of this proxy statement.

(4)	RSUs granted as long term incentive compensation are also included as stock awards in the Summary Compensation Table. Each RSU is equal in value to one share of Common Stock and will vest upon the sooner of three years of continuous employment or termination of employment by reason of death or disability or for good reason. The value of the RSUs granted as long term incentive compensation are based on the value of a share of our Common Stock on the date of the award ($46.97 on February 21, 2013; $89.28 on February 27, 2012, and $64.08 on February 25, 2011, with prices for 2012 and 2011 being before giving effect to the two for one stock split in December 2012) as follows for each of Messrs. Rand, Friedman, and Thomas — $195,865 in 2013, $186,149 in 2012, and $133,607 in 2011, and for Dr. Taubman — $195,865 in 2013. In 2010 we discontinued granting RSUs to retirement eligible executives (including Mr. Starnes) for our tax reasons and granted them performance shares instead. Mr. Starnes has not received any RSU grants as long-term incentive compensation since 2009. The amounts do not correspond to actual value that will be recognized by the Named Executive Officers which depends on the market price of a share of Common Stock at the end of the vesting period.

(5)	The Non-Equity Incentive Plan Compensation reflects the amount paid under the ProAssurance Corporation Annual Incentive Award Guidelines for 2013, 2012, and 2011. The non-equity incentive plan compensation payable to Named Executive Officers is denominated in dollars and is payable in cash and Common Stock. Awards of annual incentive compensation for a year are made in the first quarter of the following year after the financial information for the preceding year is available. The shares of Common Stock are issued as stock awards under the ProAssurance Corporation 2008 Equity Incentive Plan and are valued at the closing price of a share on the NYSE (prices in 2012 are adjusted to reflect the two for one split effected in December 2012) — $46.34 on February 21, 2014, $46.97 on February 21, 2013, and $44.64 on February 27, 2012. The non-equity incentive plan compensation includes the following number of shares of Common Stock for the Named Executive Officers (number of shares in 2011 are also adjusted to reflect the two for one split effected in December 2012): Mr. Starnes — 9,257 shares in 2013, 15,200 shares in 2012, and 16,140 shares in 2011; Mr. Rand — 500 shares in 2013 and 1,000 shares in 2012 and 2011; and Mr. Friedman — 2,423 shares in 2013 and 2500 shares in 2012 and 2011; Mr. Thomas — 3,000 shares in 2013; 3,500 shares in 2012; and 2,000 shares in 2011; and Dr. Taubman — 1,000 shares in 2013.

(6)	Other compensation in 2013 includes the amounts set forth in the following table:

	Qualified Retirement Plan ($)	Nonqualified Deferred Compensation Plan ($)	Bonus and Service Awards ($)	Perquisites ($)
W. Stancil Starnes	25,500	57,018	—	385,816
Edward L. Rand, Jr.	25,500	20,539	—	16,692
Howard H. Friedman	25,500	27,000	—	13,143
Darryl K. Thomas	22,780	19,431	—	17,132
Ross E. Taubman	25,500	11,133	—	12,425

The perquisites include $373,485 for Mr. Starnes for personal use of the corporate aircraft as the aggregate incremental cost for his personal use. The compensation attributable to personal use was computed by multiplying the number of hours the airplane was used for his personal benefit by the amount of the variable expenses incurred in the use of the airplane per flight hour. The variable expenses per flight hour was calculated by dividing the total flight hours during each year into the sum of the variable expenses incurred (e.g., fuel, airport charges, travel and lodging expense for the crew during such year) and the tax effect resulting from the nondeductibility of these expenses. As was the case in 2011 and 2012, the cost of the loss of the tax deduction was spread over the personal use hours instead of all hours of usage in 2013.

GRANTS OF PLAN-BASED AWARDS

Name		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payments Under Equity Incentive Plan Awards(3)			All Other Stock Awards; Number of Shares of Stock or Units(4) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
W. Stancil Starnes	2/21/13 2/21/13 10/7/13	— — —	— — —	1,463,015 — —	— 22,500 —	— 30,000 —	— 37,500 —	— — 114	— — —	— — —	— 1,409,100 4,967

Edward L. Rand, Jr.	2/21/13 2/21/13 2/21/13 10/7/13	— — — —	— — — —	506,428 — — —	— 6,620 — —	— 8,340 — —	— 10,420 — —	— — 4,170 114	— — — —	— — — —	— 391,730 195,865 4,967

Howard H. Friedman	2/21/13 2/21/13 2/21/13 10/7/13	— — — —	— — — —	577,500 — — —	— 6,620 — —	— 8,340 — —	— 10,420 — —	— — 4,170 114	— — — —	— — — —	— 391,730 195,865 4,967

Darryl K. Thomas	2/21/13 2/21/13 2/21/13 10/7/13	— — — —	— — — —	449,306 — — —	— 6,620 — —	— 8,340 — —	— 10,420 — —	— — 4,170 114	— — — —	— — — —	— 391,730 195,865 4,967

Ross E. Taubman	2/21/13 2/21/13 2/21/13 10/7/13	— — — —	— — — —	217,000 — — —	— 6,620 — —	— 8,340 — —	— 10,420 — —	— — 4,170 114	— — — —	— — — —	— 391,730 195,865 4,967

(1)	Except for RSUs granted under the 2011 Stock Ownership Plan as described in Note (4) below, all awards were recommended by the Compensation Committee at its meeting on February 18, 2013 with a specified valuation date of February 21, 2013 (the date on which the window for the trading in ProAssurance common stock opened after the prior year-end earnings were released). As required by the Compensation Committee Charter, the independent directors approved the recommendation for the awards granted to the Chief Executive Officer at the meeting of the Board of Directors on March 6, 2013, and the Board of Directors also approved the recommendations for the awards granted to the other Named Executive Officers.

(2)	The amount reported represents the actual amounts paid to the Named Executive Officers for annual incentive compensation in 2013. The Compensation Committee uses certain performance criteria as a guideline in making its recommendations for annual incentive compensation. Each element of the performance criteria has a minimum achievement level. No incentive compensation is payable with respect to a performance criteria if a minimum is not achieved. The non-equity incentive plan awards are discussed in more detail below.

(3)	The awards of performance shares are subject to the satisfaction of performance criteria and the grant date fair value of performance shares reflects the value of the shares expected to be earned if the performance criteria for the target level is met. The performance share awards are discussed in more detail beginning on page 40 of this proxy statement.

(4)	The stock awards include RSUs granted under the 2011 Stock Ownership Plan and RSUs granted as long term incentive compensation. The RSU awards are discussed in more detail beginning on page 40 of this proxy statement.

We have awarded equity compensation to our Named Executive Officers under various equity compensation plans.

The 2008 Equity Incentive Plan was approved by our stockholders at the 2008 annual meeting to replace the 2004 Equity Incentive Plan. The 2008 Equity Incentive Plan was designed to further our long-term growth profitability by offering proprietary interests in the company to those key officers, employees, consultants and directors who will be largely responsible for such growth, and to enhance our ability to retain such persons through long-term incentive compensation in the form of proprietary interests in ProAssurance. We reserved 2,000,000 shares of Common Stock for awards under the 2008 Equity Incentive Plan (4,000,000 shares after giving effect to the two for one stock split in 2012), which include the following types of equity-based awards: (1) performance shares; (2) stock options; (3) stock appreciation rights; (4) restricted stock; (5) restricted stock units or RSUs; and (6) other stock based awards. The number of shares of Common Stock reserved under the 2008 Equity Incentive Plan and outstanding awards are subject to adjustment to reflect any change in per share value of the Common Stock resulting from a stock split, stock dividend, spin off, rights offering or large non-recurring cash dividend on the shares. No participant may receive awards for more than 200,000 shares of our Common Stock (or their equivalent) in any year under the 2008 Equity Incentive Plan (increased to 400,000 after adjustments for the stock split). All grants of equity based incentive compensation after December 31, 2008, and prior to May 22, 2013, have been made under the 2008 Equity Incentive Plan.

On May 22, 2013, our stockholders approved the 2014 Amended and Restated Equity Incentive Plan as a replacement for the 2008 Equity Incentive Plan. Grants of equity based compensation after May 22, 2013 are to be granted under the 2014 Equity Incentive Plan. The 2014 Equity Incentive Plan reserves 3,000,000 shares of Common Stock for equity based awards granted under the plan. No participant may receive awards for more than 200,000 shares of our Common Stock (or their equivalent) in any year under the 2014 Equity Incentive Plan. The terms of the 2014 Equity Incentive Plan are substantially similar to the 2008 Equity Incentive Plan and incorporate into the plan document certain amendments and policies that we have implemented since 2008 in order to address changes in law and to provide operational and administrative improvements.

On December 1, 2010, the Board of Directors, on the recommendation of the Compensation Committee, adopted the 2011 Stock Ownership Plan. More information about the 2011 Stock Ownership Plan is described above in this proxy statement in Note 2 to the Summary Compensation Table.

Non-equity Incentive Plan Awards. The Non-equity Incentive Plan Awards reflect the right to receive incentive compensation for 2013 under the guidelines recommended by the Compensation Committee under the ProAssurance Corporation 2008 Annual Incentive Compensation Plan and ratified by the Board of Directors at its meeting in March 2014. Incentive awards are expressed as a percentage of base salary. For 2013, the Named Executive Officers are eligible to receive the following percentage of their respective base salaries as their targeted incentive compensation: Mr. Starnes — 135% and Messrs. Rand, Thomas, and Friedman — 85% each (Dr. Taubman is under a separate annual plan for PICA which is described below). Annual incentive awards are based on corporate performance and individual performance, and each of the criteria are assigned a percentage share of the annual incentive compensation under “Executive Compensation — Annual Incentive Compensation” beginning on page 27 of this proxy statement. A threshold and a target are established for each performance criteria. The Compensation Committee uses these performance criteria as guidelines in determining the amount of annual incentive compensation to be paid. If the threshold is met but the target is not achieved for any of the performance criteria, the Compensation Committee may reduce the incentive compensation below the targeted amount; conversely, if the target for any of the performance criteria is exceeded, the Compensation Committee may increase the incentive compensation up to a maximum pre-established percentage of base salary. The target goals for each of the performance criteria in 2013 and the credit given for each of the corporate performance criteria are set forth below.

	Performance		Credit
Performance Criteria	2013 Target	2013 Actual	2013 Target (points)	2013 Actual (points)
Return on Equity	12%	11.4%	10	9
Retention Goal
CEO and CFO	85%	89%	10	14
Other Senior Executives (excludes PICA)	85%	88%	10	13
Combined Ratio
CEO	96%	70.6%	60	99
Other Senior Executives	96%	70.6%	40	79
Book Value Growth	10%	13.7%	10	14
New Premium
CEO and CFO	$30 million	$23.7 million	10	7
Other Senior Executives (excludes PICA)	$30 million	$22 million	10	6

The 2013 Annual Incentive Guidelines include an additional incentive based upon achieving high points under the guidelines. The 2013 annual incentive award permit each designated officer to receive an increase in his or her annual incentive compensation by up to 30% of base salary for the Chief Executive Officer and up to 25% of base salary for the other named executive officers. An officer is entitled to the additional incentive if the total points earned with respect to the objective guidelines set forth in the above table exceeds a threshold of 108 points for the Chief Executive Officer and 88 points for the other named executive officers. If the points exceed the threshold, the percentage of base salary used to calculate the annual incentive award is increased by one percentage point for each point earned above 100 in the case of the Chief Executive (subject to the maximum of 30 percentage points) and by one percentage point for each point earned above 80 for the other named executive officers (subject to the maximum of 25 percentage points). For 2013, Mr. Starnes earned 143 points under the guidelines resulting in the maximum increase of 30 percentage points to the percentage of base salary to be applied in computing his annual incentive compensation, and Messrs. Rand, Friedman, and Thomas earned 121 points under the guidelines resulting in the maximum increase of 25 percentage points to the percentage of base salary to be applied in computing their annual incentive compensation.

The annual incentive compensation paid to the Named Executive Officers in 2014 for 2013 is reflected in the Summary Compensation Table. The annual incentive compensation comprised the following percentages of base salary of the Named Executive Officers after giving effect to the additional incentive overlay: Starnes — 165%; Messrs. Rand and Friedman — 110%; and Mr. Thomas — 100%. We used the shares of Common Stock reserved for issuance under our 2014 Equity Incentive Plan to fund the stock portion of our annual incentive payments.

Dr. Taubman received annual compensation under the PICA 2013 Variable Compensation Plan which is substantially based on the annual incentive compensation format that was in place when we acquired PICA in 2009. PICA’s management develops corporate goals for approval by our Compensation Committee, which goals include subjective and objective performance measures. Dr. Taubman was eligible to receive 30% of his annual base salary under the PICA plan. In addition, Dr. Taubman was also eligible to partially participate in the ProAssurance Corporation Annual Incentive Plan Awards. He was eligible to receive 20% of his base salary if ProAssurance satisfied the performance measures based on Return on Equity and Book Value Growth, and he was eligible to receive additional incentive compensation of up to 17% of his base salary if ProAssurance exceeded the target for these performance measures. Dr. Taubman received $112,500 as annual incentive compensation under the 2013 PICA plan, representing 30% of his base salary. He also received $105,000 under the ProAssurance 2013 Annual Incentive Award guidelines representing the sum of 23% of his base salary for the points awarded for the Return on Equity and Book Value Growth performance measures and an additional 5% of base salary as an additional incentive award, representing a proportionate share of the 25 percentage points of additional incentive awarded to Named Executive Officers other than the CEO.

Equity Incentive Plan Awards.    The Compensation Committee has granted performance shares to the Named Executive Officers and our senior executives. The performance shares are included in the table as Estimated Future Payments under “Equity Incentive Plan Awards.”

A performance share is the equivalent of one share of Common Stock which becomes vested and non-forfeitable upon the attainment of performance objectives established by the Compensation Committee. The Compensation Committee establishes the performance objectives and the length of the performance period to attain such objectives at the time a performance share is awarded. The Compensation Committee may prescribe different conditions for different participants, but the performance objectives for performance shares awarded to a participant must relate to at least one of the objective criteria listed in the plan. Such criteria may be based on the performance of ProAssurance or a subsidiary or a business segment (either alone or on a comparative basis relative to other companies). The Compensation Committee determines whether the performance objectives for performance shares have been attained at the end of each participant’s performance period, or if one or more interim periods are authorized by the Compensation Committee, at the end of an interim period within the relevant performance period. If the Compensation Committee determines that such performance objectives have been obtained, the participant will be entitled to receive payment for each performance share in an amount equal to the value of one share of our Common Stock on the date of payment. In 2013, the Board of Directors, on the recommendation of the Compensation Committee, granted performance shares to the Named Executive Officers. The performance criteria are described in the discussion under “Executive Compensation — Long-term Incentive Compensation” on page 30 of this proxy statement. The performance shares are payable if any of the performance criteria are met during the three year period ending December 31, 2015, except that performance shares are payable at the target level upon the participant’s death or disability and are payable upon the participant’s retirement or termination for good reason after the year of grant if the performance level has been achieved for the last year prior to the participant’s termination with such award to be prorated based on the time the participant is employed during the performance period.

All Other Stock Awards. The shares reflected in the table under All Other Stock Awards include RSUs granted under the 2008 Equity Incentive Plan except that RSUs granted in 2013 under the 2011 Stock Ownership Plan will be paid from shares reserved under the 2014 Equity Incentive Plan. RSUs are granted as matching grants under the 2011 Stock Ownership Plan and as a component of long term incentive compensation. The RSUs are denominated in shares of stock but no shares of Common Stock are actually issued to a participant at the time the RSUs are granted. The RSUs are payable in cash and shares of stock when they are vested. RSUs vest if a grantee remains continuously employed for a period of three years from date of grant unless sooner accelerated upon a change of control or upon termination of employment by reason of death, disability or termination for good reason.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Stock Awards
	Option Awards(1)					Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units or Other Rights That Have Not Vested ($)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date

W. Stancil Starnes	— — —	— — —	— — —	— — —	— — —	10/4/11-82 10/5/12-116 10/7/13-114	3,975 5,624 5,527	2/25/11-31,710 2/27/12-39,637 2/21/13-37,500	1,537,301 1,571,092 1,818,000

Edward L. Rand, Jr.	— — — — — —	— — — — — —	— — — — — —	— — — — — —	— — — — — —	2/25/11-4,407 10/4/11-82 2/27/12-4,407 10/5/12-116 2/21/13-4,170 10/7/13-114	213,651 3,975 213,651 5,624 202,161 5,527	2/25/11-11,013 2/27/12-11,013 2/21/13-10,420 — — —	533,910 533,910 505,167 — — —

Howard H. Friedman	— — — — — —	— — — — — —	— — — — — —	— — — — — —	— — — — — —	2/25/11-4,407 10/4/11-82 2/27/12-4,407 10/5/12-116 2/21/13-4,170 10/7/13-114	213,651 3,975 213,651 5,624 202,161 5,527	2/25/11-11,013 2/27/12-11,013 2/21/13-10,420 — — —	533,910 533,910 505,167 — — —

Darryl K. Thomas	— — — — — —	— — — — — —	— — — — — —	— — — — — —	— — — — — —	2/25/11-4,407 10/4/11-82 2/27/12-4,407 10/5/12-116 2/21/13-4,170 10/7/13-114	213,651 3,975 213,651 5,624 202,161 5,527	2/25/11-11,013 2/27/12-11,013 2/21/13-10,420 — — —	533,910 533,910 505,167 — — —

Ross E. Taubman	— — — —	— — — —	— — — —	— — — —	— — — —	2/27/12-4,407 10/5/12-116 2/21/13-4,170 10/7/13-114	213,651 5,624 202,161 5,527	2/27/12-11,013 2/21/13-10,420 — —	533,910 505,167 — —

(1)	The Stock Awards not vested reflect the number of RSUs granted as matching grants under the 2011 Stock Ownership Plan and as long term incentive compensation. The RSUs are denominated in shares of Common Stock but no shares are issued on the date of grant. Each RSU is payable in cash and shares of Common Stock in an amount equal to the market value of a share of Common Stock on the date of vesting. RSUs vest three years after the date of grant if the grantee is continuously employed by ProAssurance or a subsidiary unless vesting is accelerated upon a change of control of ProAssurance or upon termination of employment by reason of death, disability or good reason. The number of RSUs granted in in 2011 and 2012 were adjusted to reflect the effect of the 2 for 1 stock split and special cash dividend effected in December 2012.

(2)	The Equity Incentive Plan Awards reflect the performance shares granted under the 2008 Equity Incentive Plan. The performance shares vest if ProAssurance achieves performance criteria discussed under “Executive Compensation — Long-term Incentive Compensation” on page 30 of this proxy statement during the three year period commencing on the date of grant, except that performance shares are payable at the target level upon the participant’s death or disability and are payable upon the participant’s retirement or termination for good reason after the year of grant if any of the performance criteria has been achieved for the last year prior to the participant’s termination with such award to be prorated based on the time the participant is employed during the performance period. The number of unearned performance shares assumes the Named Executive Officer will earn the maximum number of performance shares. The number of performance shares granted in 2011 and 2012 were adjusted to reflect the effect of the 2 for 1 stock split and special cash dividend effected in December 2012.

OPTION EXERCISES AND STOCK VESTED(1)

(During Last Completed Fiscal Year)

	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
W. Stancil Starnes	—	—	31,710	(1)	1,489,419

Edward L. Rand, Jr.	—	—	11,013 4,407	(1) (2)	517,281 206,997

Howard H. Friedman	—	—	11,013 4,407	(1) (2)	517,281 206,997

Darryl K. Thomas	—	—	11,013 4,407	(1) (2)	517,281 206,997

Ross E. Taubman	—	—	—		—

(1)	These “shares acquired on vesting” consist of performance shares previously granted under the 2008 Equity Incentive Plan that vested in 2013 upon satisfaction of the performance criteria at the end of the performance period. The value realized reflects the market price of the vested shares on the date of vesting. Performance shares were paid in shares and Common Stock net of the cash required for withholding.

(2)	These “shares acquired on vesting” consist of RSUs previously granted under the 2008 Equity Incentive Plan that vested in 2013 upon satisfaction of the restricted period. The value realized reflects the market price of the vested shares on the date of vesting. RSUs were paid in shares and Common Stock net of the cash required for withholding.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
W. Stancil Starnes	57,018	57,018	111,066	—	927,129
Edward L. Rand, Jr.	26,000	20,539	127,493	—	580,091
Howard H. Friedman	104,000	27,000	247,271	—	1,260,325
Darryl K. Thomas	245,180	19,431	259,465	—	1,773,150
Ross E. Taubman	11,133	11,133	595	—	22,861

(1)	Registrant contributions are included in “Other Compensation” to Executives in the Summary Compensation Table.

Effective January 1, 2005, we adopted the Executive Nonqualified Excess Plan of ProAssurance Group (the “Deferred Compensation Plan”), for the benefit of eligible employees and directors. The employees eligible to participate in the plan are Vice Presidents and above of ProAssurance and any other employees whose annual compensation exceeds $95,000 (adjusted for future cost of living increases made to the similar dollar limit that applies to the definition of “highly compensated employee” found in the Internal Revenue Code).

Under the Deferred Compensation Plan, an eligible employee may elect to defer up to 75% of his or her base salary. A director may elect to defer up to 100% of his or her director fees or other cash compensation. Effective January 1, 2006, we amended our Deferred Compensation Plan to provide for additional matching employer contributions on behalf of employees whose base compensation exceeds our qualified plan’s compensation limit. For these employees, we match salary reductions in an amount up to 10% of the amount by which their base compensation exceeds the compensation limit.

Deferred amounts are contributed to the Deferred Compensation Plan and contributions are credited with deemed investment earnings as if they were invested in one or more designated mutual funds pursuant to an investment election made by the participants as of the date of deferral. Distributions under the plan are made upon termination of employment or service, death, disability, or upon a change of control. Distributions are made in a lump sum or annual installments over a period not exceeding 10 years as elected by the participant. A separate distribution election can be made with respect to each year’s deferrals and matching contributions.

Employment and Severance Agreements

The Board of Directors elected W. Stancil Starnes as Chief Executive Officer effective July 1, 2007. In connection with his employment as Chief Executive Officer, we entered into an employment agreement with Mr. Starnes effective May 1, 2007, which provided for the following:

•	a term of five years that extends automatically for an additional term of five years on each July 1 until July 1, 2013 (at which time the term will be fixed and will expire on June 30, 2018);

•	a minimum base salary of $750,000 subject to annual increases at the discretion of the Board of Directors;

•

annual incentive compensation equal to 100% of base salary for 2007 (pro rata) and at least 100% of base salary for 2008; annual incentive compensation after 2008 is based entirely on performance criteria established by the Board of Directors consistent with the criteria for other senior executive officers;

•	one-time grant of options to purchase 100,000 shares of Common Stock at an exercise price equal to 100% of the market value on the effective date of July 2, 2007;

•

annual grant of equity compensation having an aggregate value of at least $500,000 based on the method ProAssurance uses to calculate compensation expense with respect to such awards for financial reporting purposes;

•	perquisites consistent with those provided to the prior Chief Executive Officer, including without limitation, up to 50 hours of personal use on the corporate airplane; and

•	severance payments upon a termination of employment and payments upon a change of control as discussed in more detail under the caption “Payments on Termination and Change of Control.”

Payments on Termination and Change of Control

The employment agreement with Mr. Starnes provides for severance benefits under certain circumstances. We have also entered into a Release and Severance Compensation Agreement (a “Severance Agreement”) with each of Messrs. Rand, Friedman, Thomas, and Dr. Taubman and several other key executives.

Named Executive Officers Covered by Employment Agreements

Mr. Starnes is entitled to severance compensation in an amount equal to his current base salary for the remaining term of his employment agreement if we terminate his employment without cause or if he resigns for good reason. Mr. Starnes’ term will expire on June 30, 2018. Good reason includes demotion, relocation and material reduction in base salary or incentive compensation opportunities. His employment agreement automatically terminates upon the occurrence of a change of control and provides for the payment of an amount equal to the severance compensation that would be due if the executive had resigned for good reason upon the change of control transaction.

On December 1, 2010, our Board of Directors adopted a resolution directing ProAssurance and its subsidiaries not to execute any new agreements with executive officers that include any “single-trigger” change of control features similar to a lump sum cash payment payable upon the occurrence of only a change of control of ProAssurance. This resolution will not change, alter or amend the current employment agreement with Mr. Starnes because the policy does not apply to any employment agreement or other agreement that was in effect prior to December 1, 2010.

Named Executive Officers Covered by Severance Agreements

We have entered into Severance Agreements with Messrs. Rand, Friedman, Thomas, and Dr. Taubman that provide severance benefits if we terminate their employment without cause or if they voluntarily resign for “good reason.” They may assert good reason for, among other reasons, a material reduction in compensation or position and change in location of employment. In addition, the termination of the Severance Agreements prior to the executive reaching 65 years of age will constitute good reason.

Absent a change of control transaction, each of Messrs. Rand, Friedman, Thomas, and Dr. Taubman is entitled to severance compensation in an amount equal to the sum of his annual base salary and his average annual incentive compensation (generally calculated as the average of the prior three years).

The Severance Agreements provide additional severance benefits after a change of control. Each of them will receive severance compensation in an amount equal to two times the sum of his annual base salary and his average annual incentive compensation and reimbursement for the continuation of health benefits for up to eighteen months upon satisfaction of the following “double trigger” requirements:

•	a change of control of ProAssurance occurs; and

•	we or our successor terminate the executive’s employment without cause or the executive resigns for good reason, in either case within two years after the change of control.

Provisions Applicable to Employment Agreements, Severance Agreements and Deferred Compensation Plan and Agreement

The terms of the employment agreement with Mr. Starnes and the Severance Agreements with Messrs. Rand, Friedman, and Thomas require us to reimburse them if they are required to pay the excise tax imposed on change of control benefits deemed to be “excess parachute payments” under Code Section 280G. If the payments made to an executive by reason of a change of control are deemed to be excess parachute payments and are subject to the excise tax imposed by Internal Revenue Code Section 4999, we will pay the executive such amount as will allow the executive to be fully reimbursed for all payments incurred by reason of the imposition of the excise tax and for all income taxes attributable to such reimbursement.

On December 1, 2010, our Board adopted a resolution directing ProAssurance and its subsidiaries not to execute any new agreements with executive officers that include a gross-up for the excise tax imposed by Code Sections 280G and 4999, or an obligation to reimburse executive officers for such excise tax. The Board’s action will not change, alter or amend the gross-up provisions in our current agreements with executives because the policy does not apply to any employment agreement, or other agreement that was in effect prior to December 1, 2010. The Severance Agreement with Dr. Taubman does not include a gross up for the excise tax imposed by Code Section 280G and 4999.

The employment agreement with Mr. Starnes and each of the Severance Agreements require the terminated executive to release us from all claims relating to his employment as a condition to the provision of severance benefits. These agreements also include a covenant that obligates the executive not to compete with us for a period after termination that is equal in duration to the number of months that the base salary is payable to the executive as severance compensation (an exception is the three-year period for Mr. Starnes under his employment agreement). The severance compensation is payable in equal monthly installments over a period that is at least equal in duration to the duration of the covenant not to compete. If an executive violates the covenant not to compete, ProAssurance may terminate future installment payments of severance compensation. Payment of severance compensation to Mr. Starnes is accelerated and payable in lump sum upon a change of control under his employment agreement.

The following table sets forth the amounts payable to the Named Executive Officers upon termination of their employment by reason of retirement or voluntary termination, death or disability, involuntary termination (termination by ProAssurance without cause and by the executive for good reason) and upon a change of control. The table assumes payment as if the termination of employment or change of control occurred on December 31, 2013:

	Retirement or Voluntary Termination	Death or Disability	Involuntary Termination(1)	Involuntary Termination After Change of Control(1)	Change of Control
	$	$	$	$	$
W. Stancil Starnes
Cash Severance-Annual Salary	—	—	3,990,042	3,990,042	3,990,042
Cash Severance-Average Annual Incentive	—	—	—	—	—
Equity Compensation Vesting(2)	2,244,343	4,221,425	2,244,343	4,221,425	4,221,425
Deferred Compensation(3)	589,057	589,057	589,057	589,057	589,057
Medical Benefits	—	—	—	—	—
Outplacement Services	—	—	—	—	—
280G Gross Up	—	—	—	—	—

TOTAL	2,833,400	4,810,482	6,823,442	8,800,524	8,800,524
Edward L. Rand, Jr.
Cash Severance-Annual Salary	—	—	460,389	920,778	—
Cash Severance-Average Annual Incentive	—	—	474,108	948,216	—
Equity Compensation Vesting(2)	709,403	1,888,490	1,338,867	1,888,490	1,888,490
Deferred Compensation(3)	359,511	359,511	359,511	359,511	359,511
Medical Benefits	—	—	29,250	29,250	—
Outplacement Services	—	—	10,000	10,000	—
280G Gross Up	—	—	—	—	—

TOTAL	1,068,914	2,248,001	2,672,125	4,156,245	2,248,001
Howard H. Friedman
Cash Severance-Annual Salary	—	—	525,000	1,050,000	—
Cash Severance-Average Annual Incentive	—	—	520,406	1,040,813	—
Equity Compensation Vesting(2)	709,403	1,888,490	1,338,867	1,888,490	1,888,490
Deferred Compensation(3)	602,518	602,518	602,518	602,518	602,518
Medical Benefits	—	—	29,250	29,250	—
Outplacement Services	—	—	10,000	10,000	—
280G Gross Up	—	—	—	—	—

TOTAL	1,311,921	2,491,008	3,026,042	4,621,070	2,491,008
Darryl K. Thomas
Cash Severance-Annual Salary	—	—	449,306	898,612	—
Cash Severance-Average Annual Incentive	—	—	447,711	895,421	—
Equity Compensation Vesting	709,403	1,888,490	1,338,867	1,888,490	1,888,490
Deferred Compensation(3)	665,732	665,732	665,732	665,732	665,732
Medical Benefits	—	—	29,250	29,250	—
Outplacement Services	—	—	10,000	10,000	—
280G Gross Up	—	—	—	—	—

TOTAL	1,375,135	2,554,222	2,940,866	4,387,505	2,554,222
Ross E. Taubman
Cash Severance-Annual Salary	—	—	375,000	750,000	—
Cash Severance-Average Annual Incentive	—	—	211,062	422,123	—
Equity Compensation Vesting(2)	282,052	1,247,487	697,865	1,247,487	1,247,487
Deferred Compensation(3)	11,728	11,728	11,728	11,728	11,728
Medical Benefits	—	—	29,250	29,250	—
Outplacement Services	—	—	10,000	10,000	—
280G Gross Up	—	—	—	—	—

TOTAL	293,780	1,259,215	1,334,904	2,470,588	1,259,215

(1)	Reflects the maximum amount that can be paid upon involuntary termination of employment. If the executive terminates for good reason, the executive is entitled to cash severance, the executive’s account in the Deferred Compensation Plan, all unvested RSUs, and unvested performance shares to the extent earned. If we terminate the executive without cause, the executive is only entitled to cash severance and the executive’s account in the Deferred Compensation Plan. If we terminate the executive for cause, the executive is only entitled to the executive’s account in the Deferred Compensation Plan.

(2)	The value of the acceleration of equity compensation benefits is calculated to reflect our accounting expense for the unvested performance shares and stock awards that have not been earned for financial reporting purposes. The value of the unvested awards is based on the market value of a share of Common Stock of $48.48 based on the closing price on the NYSE on December 31, 2013. We calculated the number of shares based on the target achievement levels since the unvested performance shares and stock awards have not been earned yet; therefore, it is possible that the actual amounts could be higher or lower, or that the performance criteria is not achieved so that no amount is payable. We disclose the threshold, target and maximum achievement levels in the table under the caption “Grants of Plan-Based Awards” on page 37 of this proxy statement.

(3)	Reflects only the employer contributions that we contributed for the account of the executive under the Deferred Compensation Plan and all earnings (losses) that have accrued on the executive’s account. The executives will be entitled to return of the contributions contributed to the plan as a deferral of executive’s then current compensation. The amount in the table excludes benefits that are payable upon retirement under our qualified retirement plan.

DIRECTOR COMPENSATION

(During Last Completed Fiscal Year)

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Lucian F. Bloodworth	64,066	115,249	—	—	—	179,315
Robert E. Flowers	80,066	115,249	—	—	—	195,315
M. James Gorrie	53,333	60,113	—	—	—	113,446
William J. Listwan (3)	51,066	100,736	—	—	44,000	195,802
John J. McMahon, Jr.	61,066	115,249	—	—	—	176,315
Drayton Nabers, Jr.	72,066	94,308	—	—	—	166,374
Ann F. Putallaz	66,066	115,249	—	—	—	181,315
Frank A. Spinosa	57,000	60,113	—	—	—	117,113
Anthony R. Tersigni	62,166	60,113	—	—	—	122,279
Thomas A.S. Wilson, Jr.	52,333	60,113	—	—	—	112,446

(1)	Includes 1,115 shares of Common Stock granted to the directors whose terms commenced on May 22, 2013 as stock awards under the 2008 Equity Incentive Plan. The closing price of a share of Common Stock on the NYSE on that date was $50.22. Also includes 114 RSUs granted to each of Messrs. Bloodworth, Flowers, Listwan, McMahon, Nabers and Ms. Putallaz, being the directors who elected to participate in the 2011 Stock Ownership Plan on October 7, 2013. Each RSU is valued at $43.57 which was the closing price of a share of Common Stock on the NYSE on October 7, 2013.

(2)	The Director Deferred Stock Compensation Plan was amended in 2013 to provide that dividends payable with respect to shares of Common Stock credited to the account of a director will be accumulated for the account of the director and will be applied toward the acquisition of shares of our Common Stock on the date of each annual meeting of the stockholder until the shares are distributed from the Plan. On the date of the 2013 annual meeting (May 22, 2013), we credited each director’s account with the number of whole shares that prior accumulated dividends could acquire if the shares were purchased at the price of a share on that date ($50.22). Any cash not applied to the acquisition of shares will be accumulated with future dividends and used to acquire shares for the account of the director at the next annual meeting. The stock awards include the following number of shares acquired with the accumulated dividends on the shares held under the Plan: Mr. Bloodworth — 1,081 shares; Dr. Flowers — 1,081 shares; Mr. Gorrie — 82 shares; Dr. Listwan — 792 shares; Mr. McMahon — 1,081 shares; Mr. Nabers — 664 shares; Ms. Putallaz — 1,081 shares; Dr. Spinosa — 82 shares; Dr. Tersigni — 82 shares; and Dr. Wilson — 82 shares.

(3)	ProAssurance has engaged Dr. Listwan to provide consulting services to ProAssurance and ProAssurance Wisconsin Insurance Company, which was recently merged into ProAssurance Casualty Company, in consideration of an annual retainer of $44,000.

Non-management directors received an annual retainer of $40,000 in 2013. In addition to this annual retainer, the Chairman of the Audit Committee received an additional annual retainer of $20,000 in 2013; the other members of the Audit Committee received an additional annual retainer of $10,000 in 2013. The Chairman of the Compensation Committee received an additional annual retainer of $10,000 in 2013. The Lead Director received an additional retainer of $15,000 in 2013. The Chairman of the Nominating /Corporate Governance Committee received an additional retainer of $10,000 in 2013.

Independent directors also receive meeting fees in the amount of $2,000 for each day the director attends a board meeting and $1,000 for attendance at committee meetings that are not held on the same day as board meetings (each meeting fee is increased by $1,000 for non-management directors who are required to travel to the meeting). Directors are eligible to participate in the 2011 Stock Ownership Plan.

Our Board of Directors has adopted the ProAssurance Corporation Director Deferred Stock Compensation Plan to facilitate director stock compensation approved by the Compensation Committee. If granted by the Compensation Committee, the stock compensation is payable in whole shares of our Common Stock with a total value not to exceed the amount fixed by the Compensation Committee. The award is calculated using the NYSE closing price of a share of our Common Stock on the date of our annual meeting. In 2013, the dollar value of the stock award for each director was $55,995. Shares are payable from the shares reserved for issuance under the 2008 Equity Incentive Plan; after May 22, 2013, shares will be payable under the 2014 Equity Incentive Plan.

Under the terms of the Director Deferred Stock Compensation Plan, our directors may elect either to receive the shares of Common Stock currently or to defer the receipt of the shares until their service as a director has ended. In 2013 we amended the Director Deferred Stock Compensation Plan to allow directors to accumulate dividends on the shares of Common Stock credited to their respective accounts and to apply the accumulated cash annually toward the acquisition of additional shares of Common Stock for the account of the director. Pursuant to the amendment all accumulated dividends that would have been paid on shares credited to the director’s account prior to the date of the 2013 annual meeting were used to acquire additional shares for the accounts of the directors under the plan. The accumulated dividends were used to acquire whole shares of Common Stock at the price of a share on the date of the 2013 annual meeting (May 22, 2013). Any amounts not applied to the acquisition of the shares is retained in each director’s account and accumulated with future dividends on the shares credited to the director’s account. The amount so accumulated is to be applied to the acquisition of shares of Common Stock at each annual meeting until the shares are distributed.

Risk Management in Relation to Compensation Policies and Practices

ProAssurance through its insurance subsidiaries provides loss transfer and loss mitigation solutions for liability risks, with an emphasis on healthcare. Short term incentive compensation as well as long-term incentive compensation for the executive officers and key employees of ProAssurance is provided under guidelines established under incentive plans approved by our shareholders and reviewed annually by the Compensation Committee.

The performance objectives used to measure achievement under these incentive compensation plans involve a mix of performance measures that are commonly used by public companies in the insurance industry, which include the following: book value/share growth; return on equity; combined ratio; retention; new premium; written premiums; and stock performance against a nationally recognized index. These performance measures are weighted with the intent that a balance among the various measures is required to achieve maximum incentive compensation, thereby avoiding undue focus on any one of the objective criteria. A description of the performance measures used in our incentive plans is included in this proxy statement under the caption “Executive Compensation — Compensation Discussion and Analysis” beginning on page 23.

Our Compensation Committee analyzed the risks inherent in our incentive compensation plans at meetings held on February 18, 2013 and February 21, 2014, in connection with its evaluation of the incentive compensation to be awarded to our key employees for 2013 and 2014, respectively. As part of its duties as the Compensation Committee’s independent compensation consultant, Total Compensation Solutions assisted the Compensation Committee in its evaluation of the risks associated with our incentive compensation plans. For each year, based on information provided by Total Compensation Solutions and its own analysis, the Compensation Committee found that the goals and incentives used in our incentive compensation plans are reasonable; are related to the sound financial management of ProAssurance and its subsidiaries; are generally consistent with past practice and industry practices; and do not present unnecessary or excessive risk that could threaten the value of ProAssurance in any material respect.

While all of our executive officers are compensated through the mixture of base salary, short-term incentive compensation and long-term incentive compensation as described under the caption “Executive Compensation — Compensation Discussion and Analysis” beginning on page 23 of this proxy statement, we have a limited number of employees who are directly engaged in sales activity and receive a significant portion of their compensation in the form of commission payments for new and renewal business. The payment of commissions based solely on the production of business presents a risk of writing unprofitable business in order to obtain a commission. This risk is mitigated by the fact that the decision as to whether business will be written is made by our underwriting staff whose compensation is not commission based and whose incentive compensation, if any, is based on multiple performance measures under one or more of our previously described incentive plans.

We recognize that the performance measures under our incentive compensation plans are predominantly based on the financial information included in our financial statements and reports. There is a risk that incentive compensation could be paid based on erroneous financial information if our financial statements should be found to be inaccurate in any material respect. In December 2010 our Board of Directors adopted a recoupment policy pursuant to which our executives must agree to pay back incentive compensation to the extent that such compensation is based on incorrect financial information derived from financial statements that are subsequently required to be restated.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

We have no present knowledge of any other matters to be presented at the annual meeting. If any other matters should properly come before the annual meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying Proxy to vote such Proxy in accordance with their best judgment.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

Owners of More than 5% of Our Common Stock

Stockholders	Amount & Nature of Beneficial Ownership	Percent of Class(1)
T. Rowe Price Associates, Inc.(2)	4,337,388	7.0%
100 East Pratt Street
Baltimore, Maryland 21202

The Vanguard Group, Inc.(3)	3,506,280	5.68%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

BlackRock, Inc.(4)	3,989,863	6.5%
40 East 52nd Street
New York, New York 10022

(1)	Based on ownership percentages reported in the filings on Schedule 13G detailed below.

(2)	In a Schedule 13G filed with the SEC, T. Rowe Price Associates, Inc., an investment adviser, disclosed that, as of December 31, 2013, it had sole voting power with respect to 1,191,300 shares of Common Stock and sole dispositive power with respect to 4,337,388 shares of Common Stock. In its Schedule 13G, T. Rowe Price Associates, Inc. indicated that these securities are owned by various individual and institutional investors, including T. Rowe Price Small-Cap Value Fund, Inc., which owns 3,128,000 shares, representing 5.0% of our Common Stock outstanding, which T. Rowe Price Associates, Inc. serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Exchange Act, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly states that the filing of their Schedule 13G should not be deemed an admission that it is the beneficial owner of such securities.

(3)

In a Schedule 13G filed with the SEC, The Vanguard Group, Inc., an investment adviser, disclosed that, as of December 31, 2013, it had sole voting power with respect to 37,842 shares of Common Stock, sole dispositive power with respect to 3,472,238 shares of Common Stock and shared dispositive power with respect to 34,042 shares of Common Stock Vanguard Fiduciary Trust Company (a wholly-owned subsidiary of The Vanguard Group, Inc.) is the beneficial owner of 34,042 shares outstanding as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 3,800 shares or 0.0% of the Common Stock outstanding of the Company as a result of its serving as investment manager of Australian investment offerings.

(4)	In a Schedule 13G filed with the SEC, BlackRock, Inc., a parent holding company, disclosed that, as of December 31, 2013, it had sole voting power with respect to 3,735,690 shares of Common Stock and sole dispositive power with respect to 3,989,863 shares of Common Stock.

Ownership by Our Directors and Executive Officers

The following table sets forth, as of March 31, 2014, information regarding the ownership of Common Stock by:

•	our executive officers named in the Summary Compensation Table under “Executive Compensation,” which we refer to as the “Named Executive Officers;”

•	our directors and director nominees; and

•	all of our directors and executive officers as a group.

Stockholders	Amount & Nature of Beneficial Ownership(1)	Percent of Class
Directors
Lucian F. Bloodworth	24,020	*
Samuel A. Di Piazza, Jr.	0	*
Robert E. Flowers	72,446	*
James M. Gorrie	3,467	*
William J. Listwan	27,333	*
John J. McMahon, Jr.	25,850	*
Drayton Nabers, Jr.(2).	11,577	*
Ann F. Putallaz(3)	41,948	*
Frank A. Spinosa	2,467	*
W. Stancil Starnes	241,273	*
Anthony R. Tersigni	3,467	*
Thomas A. S. Wilson, Jr.	3,467	*

Other Named Executive Officers
Howard H. Friedman(4)	228,126	*
Edward L. Rand, Jr.	94,866	*
Darryl K. Thomas(5)	174,020	*
Ross E. Taubman	2,330	*

All Directors, Director Nominees and Executive Officers as a Group (21 Persons)(6)	1,080,988	1.8%

*	Less than 1%.

(1)	Except as otherwise indicated, the persons named in the above table have sole voting power and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The information as to beneficial ownership of Common Stock has been furnished by the respective persons listed in the above table. The information excludes restricted stock units and performance shares granted to executive officers. No executive officer holds unexercised stock options.

(2)	Includes 160 shares held for the account of Mr. Nabers in a retirement plan.

(3)	Includes 1,240 shares held for the account of Ms. Putallaz in an individual retirement account.

(4)	Includes 1,828 shares held for the account of Mr. Friedman in an individual retirement account and 346 shares held in an individual retirement account for Mr. Friedman’s spouse.

(5)	Includes 2,640 shares beneficially held for the account of Mr. Thomas in ProAssurance’s Retirement Plan.

(6)	Includes 4,665 shares beneficially held for the account of all executive officers and directors as a group in ProAssurance’s Retirement Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our equity securities with the SEC, which are called Section 16 Reports. Such directors, executive officers and 10% stockholders are also required to furnish us with copies of all Section 16 Reports they file. Purchases and sales of our equity securities by such persons are published on our website at www.ProAssurance.com.

Based on a review of the copies of such Section 16 Reports we received, and on written representations from our reporting persons, we believe that our directors, executive officers and 10% stockholders complied with all applicable Section 16(a) filing requirements during fiscal year 2013.

TRANSACTIONS WITH RELATED PERSONS

Our Code of Ethics and Conduct addresses conflicts of interest that arise when an employee or member of his or her family receives a personal benefit in a transaction involving ProAssurance or a subsidiary. Generally, employees are required to report any situation involving an actual or potential conflict of interest to ProAssurance for a determination of whether it involves a permissible conflict of interest. The Code of Ethics and Conduct provides specific guidance as to the following situations:

•

Employees are prohibited from (i) taking for themselves personally opportunities that are discovered through the use of ProAssurance’s information or position, (ii) using ProAssurance’s property, information or position for personal gain and (iii) competing with ProAssurance.

•

If ProAssurance or a subsidiary does business or considers doing business with a company in which an employee or member of his or her family is employed or has a material financial or other interest, the employee must disclose the interest to his or her supervisor if he or she is aware of the proposed business relationship and refrain from participating in the approval process.

•

If an employee participates in religious, charitable, educational or civic activities, good judgment must be exercised to abstain from involvement in activities which would present a conflict of interest or interfere with responsibilities to or the reputation of ProAssurance.

In 2013, the Nominating/Corporate Governance Committee adopted the Procedures for Evaluation of Reportable Related Party Transactions. The procedures provide a framework for evaluating any transaction that the Company determines would be required to be publicly disclosed by Item 404(a) of Regulation S-K, and apply to directors, nominees for directors, executive officers and certain persons related to any of the foregoing (related parties). The procedures are administered by the Company’s general counsel acting as Corporate Compliance Officer. The general counsel monitors compliance and reviews annually a completed questionnaire from each director, nominee for director and executive officer that sets forth certain business and other affiliations that relate to the business and activities of the Company. The general counsel reports any related party transaction he becomes aware of to the Nominating/Corporate Governance Committee. The committee must evaluate the transaction to determine whether it is fair and reasonable to the Company, and should also evaluate the impact the transaction will have on a director’s independence, if applicable.

ProAssurance adopted written policies and procedures for the review, approval or ratification of personal travel on corporate aircraft effective December 1, 2006. Pursuant to ProAssurance’s policies and procedures for the approval of personal travel on corporate aircraft, which we refer to in this proxy statement as the Policies and Procedures for Personal Use of Aircraft, senior executive officers, directors and such other employees of ProAssurance or its subsidiaries as may be designated by the Chief Executive Officer may use the corporate aircraft for personal travel if the aircraft is not otherwise required for business-related travel, upon reasonable notice to the Chief Executive Officer. As used in the Policies and Procedures for Personal Use of Aircraft, personal travel includes travel for entertainment, amusement or recreational purposes as described in Internal Revenue Service Notice 2005-45.

The Compensation Committee of the Board of Directors will establish, after reviewing the cost of the personal travel, the number of flight hours for which the Chief Executive Officer may use the corporate aircraft for personal travel in the succeeding twelve month period without further approval of the Committee. The Compensation Committee has established the number of aggregate flight hours for which all other authorized users may use the corporate aircraft for personal travel during the succeeding twelve months with the approval of the Chief Executive Officer as follows: 50 flight hours each for personal travel by the Chief Executive Officer and 20 flight hours for personal travel by other authorized users in the aggregate. The Chief Executive Officer must get the prior approval of the Compensation Committee before approving any personal travel which exceeds the aggregate limit. The Compensation Committee may delegate to any of its members the authority to approve requests for personal travel in excess of established limits. Both the Compensation Committee and the Chief Executive Officer are responsible for applying the Policies and Procedures for Personal Use of Aircraft.

Victor T. Adamo resigned as an executive officer and director in connection with his retirement in 2013. Prior to December 31, 2010, Mr. Adamo was a party to a Severance Agreement with us that was similar to the Severance Agreements for other senior executives, except that, absent a change of control transaction, Mr. Adamo was entitled to severance compensation in an amount equal to two times the sum of his annual base salary and his average annual incentive compensation. Also, the Severance Agreement with Mr. Adamo permitted him, until December 31, 2010, to unilaterally elect to terminate his employment for any reason, including a change of control, and receive severance benefits. Under the terms of his Severance Agreement, had Mr. Adamo elected to terminate his employment prior to December 31, 2010, we would have been required to pay him cash severance compensation in the amount of approximately $1,934,896. Effective December 31, 2010, we agreed to terminate Mr. Adamo’s severance agreement, and we entered into a Deferred Compensation Plan and Agreement with Mr. Adamo. The Deferred Compensation Plan and Agreement provided for the establishment of a deferred compensation account for Mr. Adamo in the amount of $1,680,000. The deferred compensation became payable to Mr. Adamo upon termination of his employment on his retirement.

We entered into a Retention and Severance Compensation Agreement with Mary Todd Peterson and several of the senior executives of Medmarc Casualty Insurance Company in connection with our acquisition of Medmarc on January 1, 2013. We intend to operate Medmarc’s products liability business as a separate operating division under Medmarc’s management. Ms. Peterson was president of Medmarc at the time of the acquisition, and we entered into this agreement to compensate her for continuing as president of Medmarc during an initial two year term of her agreement. Under the terms of her agreement, we agreed to continue her base salary at a rate no lower than $392,450 per annum and to pay Ms. Peterson a retention bonus in the sum of $990,000 payable in semi-annual installments commencing on the date of closing through January 1, 2015, if she remains employed with Medmarc or another ProAssurance subsidiary. We agreed that the unpaid retention payments would be payable as severance compensation if we terminate her employment without cause or she terminates her employment for good reason during the initial term; and we agreed to pay her severance compensation if we terminate her without cause or she terminates for good reason after July 1, 2014, or during any renewal term of her agreement in an amount equal to her then current base salary. Ms. Peterson’s agreement also includes a covenant not to compete that prohibits her from competing with Medmarc’s products liability business for two years after termination of her employment for any reason, and she will be paid an additional sum of $800,000 as compensation for such covenant together with the payment of her severance compensation, if any, in monthly installments during the term of her covenant.

We also entered into a Retention and Severance Compensation Agreement with Michael L. Boguski and several executives of Eastern Insurance Holdings, Inc. in connection with our acquisition of Eastern on January 1, 2014. We intend to operate Eastern’s workers’ compensation business as a separate operating division under Eastern’s management. Mr. Boguski was president of Eastern at the time of the acquisition, and we entered into this agreement to compensate him for continuing as President of Eastern during the initial three year term of his agreement. Under the terms of his agreement, we agreed to continue his annual base salary at a rate not lower than $430,000 per annum and to pay Mr. Boguski a retention bonus in the sum of $1,200,000 in four equal installments of $300,000 each during the initial term of the agreement if he remains employed with Eastern or another subsidiary of ProAssurance through the end of the term on January 1, 2017. Mr. Boguski’s agreement includes a covenant not to compete that prohibits him from competing with Eastern’s workers’ compensation business for three years after termination (reduced to two years after the initial term), and he will be paid as compensation for this covenant an additional sum of $600,000 payable in monthly installments during the three years following the initial term, subject to forfeiture only if Mr. Boguski’s employment is terminated for cause or he violates the noncompetition covenant. We agreed to pay Mr. Boguski severance compensation if we terminate his employment without cause or he terminates his employment for good reason. If such termination occurs during the initial term, his severance compensation will be an amount equal to the sum of his unpaid retention benefits, an amount equal to his then current base salary, and an amount equal to his average annual incentive compensation over the last three years; and if such termination occurs, after the initial term his severance compensation will be an amount equal to the sum of his current annual base salary and average annual incentive compensation (unless the termination occurs after a change of control, in which event the severance will be two times his salary and average bonus). The severance compensation is payable in monthly installments during the term of the noncompetition agreement, and the severance compensation is subject to forfeiture if Mr. Boguski should violate the noncompetition covenant.

As discussed in further detail under “Independent Directors” beginning on page 7 of this proxy statement, ProAssurance had transactions in 2013 in which three of the directors, Anthony R. Tersigni, Ed.D., FACHE, Frank A. Spinosa, M.D., and Thomas A.S. Wilson, Jr., M.D., had or will have a direct or indirect material interest. Dr. Tersigni is the Chief Executive officer of Ascension Health Alliance, whose subsidiary Ascension Health entered a Program Agreement with ProAssurance (the “Program”) pursuant to which a branded joint insurance program was created to insure the professional liability of certain physicians and healthcare providers affiliated with the Ascension Health Alliance health system. During 2013, ProAssurance’s insurance subsidiaries wrote premiums through the Program and ProAssurance paid a reinsurance premium to a subsidiary of Ascension Health Alliance, which paid a ceding commission to a subsidiary of ProAssurance from the reinsurance premiums. Dr. Spinosa serves as a member of the Board of Trustees and as President of the American Podiatric Medical Association (the “Association”). The Association and PICA are parties to a License Agreement effective March 1, 2011 (the “License Agreement”), pursuant to which PICA is required to pay certain amounts to the Association. Dr. Wilson is an executive officer of Neurosurgical Associates, P.C., which is insured by one of ProAssurance’s insurance subsidiaries. The amounts involved in these transactions are described in detail under “Independent Directors.”

PROPOSALS OF STOCKHOLDERS

Stockholder Nominations for Directors

Our By-Laws require that a stockholder who desires to nominate directors at an annual meeting of stockholders must give us written notice of his or her intent not later than December 1 in the year preceding the annual meeting or such other date as may be established by our Board of Directors for a particular annual meeting by prior written notice to the stockholders. The stockholder’s notice must set forth:

•	the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

•

a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the record date for such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•

a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•

such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the Board of Directors solicited proxies for the election of such nominee at the meeting; and

•	the consent of each nominee to serve as a director of ProAssurance if so elected.

Stockholder Proposals for our 2015 Annual Meeting

If you wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2015 annual meeting, you must submit your proposal in proper form (in accordance with the SEC Rule 14a-8), to our Secretary on or before December 6, 2014, in order for the proposal to be considered for inclusion in the proxy statement for the 2015 annual meeting of stockholders.1 Simply submitting a proposal does not guarantee its inclusion, as the rules of the SEC make clear. The stockholder’s notice must set forth:

•	a brief description of the business desired to be brought before the meeting and the reasons for considering such matter or matters at the meeting;

•	the name and address of the stockholder who intends to propose such matter or matters;

•

a representation that the stockholder has been a holder of record of stock of ProAssurance entitled to vote at such meeting for a period of one year and intends to hold such shares through the date of the meeting and appear in person or by proxy at such meeting to propose such matter or matters;

•	any material interest of the stockholder in such matter or matters; and

•

a description of all understandings or relationships between the stockholder and any other person(s) (naming such persons) with respect to the capital stock of ProAssurance as to the matter specified in the notice.

The notice and any accompanying statement may not exceed 500 words. Stockholders are not permitted to submit proposals for consideration at special meetings.

[1]	Our By-Laws require any stockholder who desires to propose any business at the annual meeting of stockholders (other than the election of directors) to give us written notice not later than December 1 in the year preceding the annual meeting at which the proposal is to be considered or such other date as may be established by the Board of Directors for a particular annual meeting by written notice to the stockholders or in a report or proxy statement filed with the SEC. This date is superseded by the SEC deadline.

OTHER MATTERS

Policies on Reporting of Concerns Regarding Accounting and Other Matters and on Communicating with Directors

We have adopted policies on reporting of concerns regarding accounting and other matters and on communicating with our directors. Any person, whether or not an employee, who has a concern about the conduct of ProAssurance or any of our people, including with respect to our accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate that concern to the members of the Audit Committee by using any of the methods described in the Corporate Governance section on our website at www.ProAssurance.com. Additionally, any person may communicate directly with our independent directors by sending an e-mail to IndependentDirector@ProAssurance.com. Further information on the procedure for these communications is available in the Corporate Governance section of our website at www.ProAssurance.com.

Important Notice Regarding Delivery of Stockholder Documents

Beneficial owners of Common Stock who share a single address may receive only one copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, unless their broker, bank, trustee or nominee has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial stockholder(s) sharing a single address wish to discontinue householding and receive a separate copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, they may contact Broadridge, either by calling (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

A majority of brokerage firms have instituted householding. If your family has multiple holdings in ProAssurance that are held in street name with a broker, you may have received householding notification directly from your broker. If so, please contact your broker directly if you have any questions, if you require additional copies of the proxy statement or annual report, if you are currently receiving multiple copies of the proxy statement and annual report and which to receive only a single copy, or if you wish to revoke your decision to household and thereby receive multiple statements and reports.

Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by ProAssurance under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this proxy statement titled “Report of the Compensation Committee,” and “Report of the Audit Committee” (to the extent permitted by the rules of the SEC), as well as the exhibits to this proxy statement, will not be deemed incorporated, unless specifically provided otherwise in such filing.

PROASSURANCE CORPORATION 100 BROOKWOOD PLACE BIRMINGHAM, AL 35209

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:             M73158-P48167            KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PROASSURANCE CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐

Nominees
01) Robert E. Flowers
02) Samuel A. Di Piazza, Jr.
03) Ann F. Putallaz

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as independent auditors.					☐	☐	☐
3.	Advisory vote on executive compensation.					☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

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M73159-P48167

PROASSURANCE CORPORATION

Annual Meeting of Shareholders

May 28, 2014 9:00 AM Central Time

This proxy is solicited by the Board of Directors

The undersigned shareholder of ProAssurance Corporation, or the “Company,” acknowledges receipt of the Notice of the Annual Meeting of Shareholders and Proxy Statement, each dated April 16, 2014, and the undersigned revokes all prior proxies and appoints Howard H. Friedman and Frank B. O’Neil, and each of them, as attorneys and proxies for the undersigned to vote all shares of common stock of the Company which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on the fifth floor of the headquarters of the Company, 100 Brookwood Place, Birmingham, AL 35209, at 9:00 a.m., Central Time, on Wednesday, May 28, 2014, or at any adjournment, continuation or postponement thereof, and instructs said proxies to vote as indicated on the reverse.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO DIRECTION IS MADE, THE SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED HEREIN AS DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS AND FOR THE APPROVAL OF COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Continued and to be signed on reverse side